Ex. 2.7
Final Execution Version

EQUITY PURCHASE AGREEMENT
by and among
LUNA INNOVATIONS INCORPORATED,
LUNA LABS USA, LLC
MEREO CAPITAL PARTNERS I, LP
and
POINT LOOKOUT CAPITAL PARTNERS IV, LLC

Dated as of March 8, 2022

TABLE OF CONTENTS
1.    Definitions    2
2.    Purchase and Sale of the Purchased Equity; Class J Redemption    3
2.1.    Basic Transaction    3
2.2.    Purchase Price    3
2.3.    Purchase Price Adjustments    4
2.4.    The Closing    7
2.5.    Deliveries at the Closing    7
3.    Representations and Warranties of the Investors    10
3.1.    Organization of Investors    10
3.2.    Authorization of Transaction    10
3.3.    Noncontravention    10
3.4.    Investment    11
3.5.    Broker Fees    11
3.6.    Litigation    11
3.7.    No Other Representations    11
3.8.    Restricted Securities; No Public Market    12
3.9.    Accredited Investor    12
3.10.    No General Solicitation    12
3.11.    Non-Foreign Person    12
4.    Representations and Warranties Regarding Seller    12
4.1.    Organization of Seller    12
4.2.    Authorization    12
4.3.    Ownership of the Purchased Equity    13
4.4.    Noncontravention    13
4.5.    Proceedings    13
4.6.    Broker Fees    13
4.7.    Foreign Person    13
5.    Representations and Warranties Regarding the Company    13
5.1.    Organization and Authority    14
5.2.    Authorization    14
5.3.    Capitalization    15
5.4.    Noncontravention    16
5.5.    Real and Personal Property; Title to and Sufficiency of Assets    16
5.6.    Broker Fees    17
5.7.    Financial Statements    17
5.8.    No Undisclosed Liabilities    18
    i

5.9.    Absence of Certain Changes    19
5.10.    Legal Compliance    20
5.11.    Tax Matters    21
5.12.    Government Contracts    23
5.13.    Intellectual Property    26
5.14.    Contracts and Commitments    29
5.15.    Product and Service Warranties    32
5.16.    Insurance    33
5.17.    Litigation    33
5.18.    Employees and Independent Contractors    33
5.19.    Employee Benefits    36
5.20.    Customers and Suppliers    38
5.21.    Related Party Transactions    38
5.22.    Information Technology and Privacy Laws    38
5.23.    Inventory    39
5.24.    Certain Payments    40
5.25.    Environmental Matters    40
6.    Covenants of the Parties    40
6.1.    Further Assurances    40
6.2.    Record Retention    40
6.3.    Public Announcements    41
6.4.    Employment Matters    41
6.5.    Confidentiality    41
6.6.    Non-Competition; Non-Solicitation    42
6.7.    Insurance Policies    44
6.8.    Distribution of M&T Loan Proceeds and Repayment of Investor Promissory Notes    44
6.9.    Use of Name    44
6.10.    Escrow Amounts    45
6.11.    Transfer of Certain Contracts    45
6.12.    Accounts Receivable    45
6.13.    Pursuit of Outstanding Consents    45
6.14.    Reimbursement of Company Expenses    45

7.    Indemnification    45
7.1.    Seller’s Indemnification    45
7.2.    Investors’ Indemnification    45
7.3.    Indemnification Procedures    46

7.4.    Survival    47
7.5.    Amount of Losses    48
7.6.    Exclusive Remedy    49
7.7.    Insurance Coverage    50
7.8.    No Contribution    50
7.9.    Tax Treatment of Indemnity Payments    50
7.10.    Distributions from Indemnity Escrow Amount    50
7.11.    Set-off Rights.     51
8.    Tax Matters    51
8.1.    Tax Apportionment    51
8.2.    Transfer Taxes    52
8.3.    Cooperation on Tax Matters    52
8.4.    Section 754 Election    52
8.5.    Asset Allocation Statement    53
8.6.    Withholding    53
8.7.    Investors Tax Representative    53
8.8.    Tax Returns    54
8.9.    Tax Contests    54
9.    Additional Terms and Provisions    54
9.1.    Release of Claims    54
9.2.    No Third-Party Beneficiaries    55
9.3.    Entire Agreement; Full Understanding    55
9.4.    Assignment    55
9.5.    Notices    56
9.6.    Controlling Law    58
9.7.    Jurisdiction, Process and Waiver of Jury Trial    58
9.8.    Amendments and Waivers; Severability; No Waiver    58
9.9.    Expenses    58
9.10.    Construction    59
9.11.    Counterparts    59
9.12.    Non-Recourse    59
9.13.    Specific Performance    60

Exhibits and Schedules
Exhibit A        Company A&R Operating Agreement
Exhibit B        Form of Investor Promissory Note

Exhibit C        Illustrative Calculation of Net Working Capital
Schedule 1        Definitions
Schedule 1.1        Permitted Liens
Schedule 2.1-A    Purchased Equity
Schedule 2.1-B    Post-Closing Capitalization of the Company
Schedule 2.5.1(iii)    Employment Agreements
Schedule 2.5.1(iv)    Resignations
Schedule 2.5.1(vi)    Required Notices and Consents
Schedule 6.7        Tail Insurance Policies
Disclosure Schedules

EQUITY PURCHASE AGREEMENT
This EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of March 8, 2022 (the “Agreement Date”), is entered into by and among Luna Innovations Incorporated, a Delaware corporation (“Seller”), Luna Labs USA, LLC, a Delaware limited liability company (the “Company”), and each of Mereo Capital Partners I, LP, a Delaware limited liability company (“Mereo Capital”) and Point Lookout Capital Partners IV, LLC, a Delaware limited liability company (“Point Lookout” and together with Mereo Capital, the “Investors” and each an “Investor”). Seller, the Company and the Investors are referred to collectively herein as the “Parties” and each as a “Party.”
BACKGROUND
A.    Seller previously operated a business unit engaged in applied research, development and commercialization of technologies in the areas of systems analytics, advanced materials and biotech/health sciences, funding of which is derived primarily from the Small Business Innovation Research (SBIR) program (the “Business”).
B.    On October 8, 2021, Seller contributed the assets and liabilities of the Business to the Company, a newly-formed Delaware limited liability company wholly-owned by Seller, pursuant to that certain contribution agreement (the “Original Contribution Agreement”) by and between Seller and the Company. On March 7, 2022, the Original Contribution Agreement was amended to further clarify certain matters therein (the Original Contribution Agreement as updated by such amendment, the “Contribution Agreement Amendment”). The transactions described in this Paragraph B and the agreements and documents entered into in connection therewith are collectively referred to herein as the “Reorganization”.
C.    Following the Reorganization, on March 7, 2022 (the “Recapitalization Date”), Seller caused the Company to be recapitalized, and pursuant thereto the limited liability company agreement of the Company was amended and restated, which is attached hereto as Exhibit A (the “Company A&R Operating Agreement”), and in connection therewith, the membership interests of the Company were reclassified into Class A-1 Voting Preferred Units (the “Class A-1 Preferred Units”), Class A-2 Non-Voting Preferred Units (the “Class A-2 Preferred Units”), the Class J Common Units (the “Class J Common Units”), the Class B Common Units (the “Class B Common Units”) and the Class C Units (the “Class C Units”), with Seller owning one hundred percent (100%) of the issued and outstanding Class A-1 Preferred Units, one hundred percent (100%) of the issued and outstanding Class A-2 Preferred Units, one hundred percent (100%) of the Class J Common Units and one hundred percent (100%) of the issued and outstanding Class B Common Units (with no Class C Units being issued or outstanding as of the Recapitalization Date and as of the date hereof). The transactions described in this Paragraph C and the agreements and documents entered into in connection therewith are collectively referred to herein as the “Recapitalization”.
D.    On March 7, 2022, certain members of the Company’s senior management team, through a limited liability company controlled by each such member of the Company’s senior management team (each a “Management Investor” and collectively, the “Management Investors”) purchased Three Million (3,000,000) Class B Common Units in the Company from Seller in exchange for aggregate consideration of Three Million Dollars ($3,000,000) in cash and promissory notes with an principal amount of One Million Six Hundred Fifty One Thousand Three Hundred Seventy Six and 15/100 Dollars ($1,651,376.15) (representing the Management Investors’ pro rata share of the Debt Distribution (defined below)) (the “Management Promissory Notes”), all pursuant to that certain Management Equity Purchase Agreement by and among the Management Investors and Seller (the “Management Equity Purchase Agreement”) (with such purchase being referred to as the “Management Purchase”). The Management Purchase resulted in the Management Investors owning eighty-eight and twenty-three hundredths percent (88.23)% of the Class B Common Units of the Company.
E.    The Company A&R Operating Agreement to be entered into by the Investors in connection with Closing shall provide for the authorization and issuance of profits interests in the form of Class C Units representing up to twenty-one and one-half percent (21.50%) of the fully-diluted membership interests of the Company, issuable pursuant to the terms of the Company A&R Operating Agreement to eligible service providers of the Company or its subsidiaries.
F.     The Parties desire that, subject to the terms and conditions of this Agreement, in exchange for the consideration set forth herein, including the Investor Promissory Notes, (i) Mereo Capital shall purchase from Seller that number of Class A-1 Preferred Units and that number of Class A-2 Preferred Units set forth opposite Mereo Capital’s name on Schedule 2.1-A hereto and (ii) Point Lookout shall purchase from Seller that number of Class A-1 Preferred Units set forth opposite Point Lookout’s name on Schedule 2.1-A (the “Investor Purchase”). The Class A-1 Preferred Units and the Class A-2 Preferred Units being purchased by the Investors pursuant hereto shall be referred to as the “Purchased Equity”.
G.     Immediately following the Closing, the Company shall redeem One Hundred (100) Class J Common Units (representing 100% of the issued and outstanding Class J Common Units of the Company) from Seller in exchange for (i) issuance to Seller of a convertible promissory note with a principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000) that is convertible into One Hundred (100) Class J Common Units of the Company in certain circumstances pursuant to the terms and conditions set forth therein (the “Convertible Note”); and (ii) the right to earn up to One Million Dollars ($1,000,000) in future payments (the “Earnout Payments”) from the Company upon the achievement by the Company of certain financial goals pursuant to that certain Seller Earnout Agreement between the Company and Seller (the “Seller Earnout Agreement”). The transaction described in this Paragraph G shall be referred to as the “Class J Redemption”. Immediately following the Class J Redemption, the post-Closing capitalization of the Company, giving effect to the Recapitalization, the Management Purchase and the purchase of the Purchased Equity by the Investors, shall be as set forth on Schedule 2.1-B hereto.
H.     Immediately following the Closing and the consummation of the Class J Redemption, the Company shall borrow Six Million Dollars ($6,000,000) from M&T Bank and shall distribute such debt proceeds to the members of the Company (on a post-Closing, post-Class J Redemption basis) in accordance with Section 6.8 below, in amounts intended to fund the payment in full of the Investor Promissory Notes and the Management Promissory Notes.
NOW, THEREFORE, in consideration of the mutual agreements contained herein, and intending to be legally bound hereby and incorporating the foregoing background, the Parties agree as follows:
1.    Definitions. For purposes of this Agreement, the capitalized terms and variations thereof not otherwise defined in the body of this Agreement shall have the meanings ascribed to them in Schedule 1 attached hereto.
2.    Purchase and Sale of the Purchased Equity; Class J Redemption.
2.1.    Basic Transaction.

    2.1.1    Investor Purchase. On and subject to the terms and conditions of this Agreement, at the Closing, each Investor shall purchase and accept from Seller and Seller shall sell, transfer and deliver to each Investor, good and marketable title, free and clear of any and all Liens, in and to the Purchased Equity set forth opposite such Investor’s name on Schedule 2.1-A for the consideration specified herein.
    2.1.2    Class J Redemption. Immediately following the Closing on the date hereof, the Company shall redeem One Hundred (100) Class J Common Units from Seller, representing all of the issued and outstanding Class J Common Units of the Company, in exchange for the Convertible Note and the right to receive the Earnout Payments from the Company upon the achievement by the Company of certain financial goals pursuant to the Seller Earnout Agreement.
    2.1.3 Capitalization Post-Investor Purchase and Class J Redemption. Immediately following the Closing and the Class J Redemption (occurring immediately following the Closing), and giving effect to the Recapitalization and the Management Purchase, the capitalization of the Company shall be as set forth on Schedule 2.1-B hereto.
2.2.    Purchase Price.
2.2.1    Purchase Price. Subject to the further terms and conditions set forth herein, in full consideration for Seller’s sale of the Purchased Equity to the Investors, at the Closing (a) each Investor shall issue to Seller a promissory note (each an “Investor Promissory Note” and collectively, the “Investor Promissory Notes”) in substantially the form attached hereto as Exhibit B, with a principal amount equal to each Investor’s Pro Rata Share of the Investor Promissory Note Amount, and (b) each Investor shall pay (or cause to be paid) in cash, on a several and not joint basis, in proportion to each Investor’s Pro Rata Share:
(i)    by wire transfer of immediately available funds to the bank account designated in writing by Seller at least two (2) Business Days prior to the Closing Date, the Closing Payment, as adjusted by Section 2.3.1;
(ii)    [reserved];
(iii)    [reserved];
(iv)    on behalf of the Company or Investors, as applicable, the aggregate amount of the Estimated Transaction Expenses payable to the third party service providers identified on the funds flow memorandum and in the invoices delivered pursuant to Section 2.5.1(v), by wire transfer of immediately available funds in the amount and to the bank accounts designated in writing by such third party service providers pursuant to such invoices (such invoices to have been provided prior to the Closing Date); and
(v)    on behalf of Seller or the Company, as applicable, the aggregate amount of the Estimated Company Indebtedness to the holders of such Company Indebtedness, by wire transfer of immediately available funds in the amounts and to the bank accounts designated in writing by Seller at least two (2) Business Days prior to the Closing Date in the amounts included in the calculation of the Estimated Closing Statement and due to be paid to third parties pursuant to payoff letters delivered therewith; at least two (2) Business Days prior to the Closing Date, Seller will make arrangements satisfactory to the Investors for the holders of such Estimated Company Indebtedness to provide to the Investors recordable form Lien releases simultaneously with the Closing.

The aggregate payments and deliveries contemplated by the preceding clauses (i)–(v), inclusive, subject to the provisions of Section 2.3, shall collectively be referred to herein as the “Cash Purchase Price”. The aggregate amount of the Cash Purchase Price plus the Investor Promissory Note Amount shall be referred to herein as the “Purchase Price”.
2.3.    Purchase Price Adjustments.
2.3.1    At least two (2) Business Days prior to the Closing, Seller shall have prepared and delivered to the Investors an officer’s certificate of Seller (the “Estimated Closing Statement”) that contains a good faith and reasonable best estimate of (i) the Net Working Capital (the “Estimated Net Working Capital”), (ii) the amount of Company Indebtedness calculated through and including the Closing that will be unpaid immediately prior to the Closing (including final bills and wire transfer instructions as applicable) (the “Estimated Company Indebtedness”), (iii) the Transaction Expenses calculated through and including the Closing that will be unpaid immediately prior to the Closing, plus the aggregate amount of the Transaction Expenses that will become payable after the Closing, to the extent calculable (the “Estimated Transaction Expenses”), and (iv) the Cash on Hand as of the Closing (the “Estimated Cash on Hand”). If the Estimated Net Working Capital exceeds the Target Net Working Capital, then the Closing Payment payable to Seller at the Closing pursuant to Section 2.2.1(i) shall be increased by such excess amount. If the Estimated Net Working Capital is less than the Target Net Working Capital, then the Closing Payment payable to Seller at the Closing pursuant to Section 2.2.1(i) shall be decreased by such shortfall amount.
2.3.2    Within ninety (90) calendar days after the Closing Date, the Investors shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth the Investors’ calculation of (i) the Net Working Capital (the “Net Working Capital Calculation”), (ii) the amount of Company Indebtedness calculated through and including the Closing and unpaid immediately prior to the Closing (including final bills and wire transfer instructions as applicable) (the “Closing Company Indebtedness”), and (iii) the Transaction Expenses calculated through and including the Closing and unpaid immediately prior to the Closing, plus the aggregate amount of the Transaction Expenses paid or payable after the Closing, to the extent calculable (the “Closing Transaction Expenses”), (iv) the Cash on Hand as of the Closing (the “Closing Cash on Hand”) and (v) the Investors’ proposed calculation of the Adjustment Calculation. On or prior to the forty fifth (45th) calendar day following the Investors’ delivery of the Closing Statement, the Net Working Capital Calculation, the Closing Company Indebtedness, the Closing Transaction Expenses, the Closing Cash on Hand and the Adjustment Calculation as determined by the Investors, Seller may give the Investors a written notice stating in reasonable detail any and all of Seller’s non-duplicative objections (an “Objection Notice”) to the Closing Statement or the determination of the Net Working Capital Calculation, the Closing Company Indebtedness, the Closing Transaction Expenses, the Closing Cash on Hand or the Adjustment Calculation as determined by the Investors, including the amount, nature and basis of each objection (and necessary supporting documentation). During such forty fifth (45) calendar day period, the Investors shall provide Seller, with access, at reasonable times and upon reasonable prior notice, to the Company’s Books and Records and the Company’s personnel and accountants reasonably related to the Closing Statement. Any determination set forth on the Closing Statement to which Seller does not specifically object in the Objection Notice shall be deemed acceptable and shall be final and binding upon the Parties upon delivery of the Objection Notice. The failure by Seller to deliver an Objection Notice within such forty five (45) day period shall constitute Seller’s acceptance of all items set forth in the Closing Statement, which shall be final and binding on Seller for all purposes of this Agreement.

2.3.3    Following the Investors’ receipt of any Objection Notice, Seller and the Investors shall attempt to negotiate in good faith to resolve such dispute. In the event that the Parties fail to agree on any of Seller’s proposed adjustments set forth in the Objection Notice, within thirty (30) days after the Investors receive the Objection Notice, the Parties agree that an Accounting Arbitrator shall make the final, binding determination, absent fraud or manifest error, regarding the proposed adjustments set forth in the Objection Notice that are not resolved by the Parties (the “Adjustment Calculation Disputed Items”). The Investors, on the one hand, and Seller, on the other hand, each shall provide the Accounting Arbitrator with their respective determinations of the Adjustment Calculation Disputed Items. The Accounting Arbitrator shall make its determination of the Adjustment Calculation Disputed Items and the resultant Final Net Working Capital Calculation (defined below), Final Company Indebtedness (defined below), Final Transaction Expenses (defined below), Final Cash on Hand (defined below) and Final Adjustment Calculation which determination shall be final and binding on the Parties. The determination of any of the Adjustment Calculation Disputed Items by the Accounting Arbitrator shall be within, and limited by, the range comprised of the respective determination of each of the Investors’ and Seller’s calculation with respect to such Adjustment Calculation Disputed Items. The determination of the Adjustment Calculation Disputed Items by the Accounting Arbitrator shall be based on whether such Adjustment Calculation Disputed Items have been calculated in accordance with this Agreement, including the applicable definitions contained therein, and the Accounting Arbitrator is not to make any other determination. The Investors and Seller shall promptly furnish or cause to be furnished to the Accounting Arbitrator such work papers and other documents and information relating to the Adjustment Calculation Disputed Items as the Accounting Arbitrator may reasonably request and that are available to the Investors (collectively, the “Requested Information”). The Accounting Arbitrator shall make its determination based solely on presentations and supporting material provided by the Parties and the Requested Information, and not pursuant to any independent review. The Parties shall instruct the Accounting Arbitrator to provide its determination in writing to each of them within sixty (60) days after the matter is referred to the Accounting Arbitrator. The fees, costs and expenses of the Accounting Arbitrator shall be paid pro rata by the Investors, on the one hand, and Seller, on the other hand, in relation to the proportional difference between the Accounting Arbitrator’s determination of the Final Adjustment Calculation and the Investors’ and Seller’s respective determination of the Adjustment Calculation. Any of the Parties may require that the Accounting Arbitrator enter into a customary form of confidentiality agreement with respect to the work papers and other documents and information provided to the Accounting Arbitrator under this Section 2.3.3. As used herein, “Final Net Working Capital Calculation” means the Net Working Capital Calculation as ultimately determined in accordance with Section 2.3.2 or this Section 2.3.3, as applicable, “Final Company Indebtedness” means the amount of Closing Company Indebtedness as ultimately determined in accordance with Section 2.3.2 or this Section 2.3.3, as applicable, and “Final Transaction Expenses” means the amount of Closing Transaction Expenses as ultimately determined in accordance with Section 2.3.2 or this Section 2.3.3, as applicable. “Final Cash on Hand” means the amount of Closing Cash on Hand as ultimately determined in accordance with Section 2.3.2 or this Section 2.3.3, as applicable.
2.3.4    If the Final Adjustment Calculation is a negative number after final determination pursuant to this Section 2.3, then Seller, shall be obligated to pay to the Investors, in proportion to each Investor’s Pro Rata Share, an amount equal to the absolute value of the Final Adjustment Calculation, which obligation shall be satisfied as follows: (i) if the Adjustment Escrow Amount is greater than or equal to the absolute value of the Final Adjustment Calculation, the Investors and Seller shall execute and deliver to the Escrow Agent joint written instructions directing the Escrow Agent to pay to each Investor such Investor’s Pro Rata Share of an amount equal to the absolute value of the Final Adjustment Calculation out of the Adjustment Escrow Amount, or (ii) if the Adjustment Escrow Amount is less than an amount equal to the absolute value of the Final Adjustment Calculation, (a) the Investors and Seller shall execute and deliver to the Escrow Agent joint written instructions directing the Escrow Agent to pay to each Investor such Investor’s Pro Rata share of all of the Adjustment Escrow Amount and (b) Seller shall be obligated to pay the excess of an amount equal to the absolute value of the Final Adjustment Calculation over the Adjustment Escrow Amount (such amount, the “Overage Amount”) to the Investors, in proportion with each Investor’s Pro Rata Share, which obligation shall be satisfied by payment of the Overage Amount by Seller to the Investors by wire transfer of immediately available funds to the accounts designated in writing by each Investor. If the Final Adjustment Calculation is a positive number after final determination pursuant to this Section 2.3.4, then, within five (5) Business Days after the date of such final determination, each Investor shall pay on a several and not joint basis, by wire transfer of immediately available funds, to Seller, an amount equal to such Investor’s Pro Rata Share of the Final Adjustment Calculation. For purposes of clarity, if the Final Adjustment Calculation is zero, no payment shall be made by any Person pursuant to this Section 2.3.4. The Closing Payment shall be deemed to be increased or decreased, as applicable, by any payments made pursuant to this Section 2.3.4.
2.3.5    Promptly, and in any event within five (5) Business Days following the satisfaction of any and all of Seller’s obligations under this Section 2.3, including the payment of any amount owed by Seller to the Accounting Arbitrator pursuant to Section 2.3.3, Seller and the Investors shall execute and deliver to the Escrow Agent joint written instructions directing the Escrow Agent to pay out the remaining funds, if any, of the Adjustment Escrow Amount to Seller pursuant to the terms and subject to the conditions of the Escrow Agreement.
2.4.    The Closing. The closing of the transactions contemplated by this Agreement (other than the matters described in Section 2.1.2, the “Closing”) shall take place concurrently with the execution of this Agreement (the “Closing Date”) remotely via the electronic exchange of execution versions of the agreements, instruments, certificates and other documents to be entered into or delivered by any party under this Agreement and the signature pages thereto via facsimile or via e-mail by .pdf and the wire transfer of immediately available funds to the applicable parties as required at the Closing. Notwithstanding anything herein, the matters described in Section 2.1.2 and known as the Class J Redemption shall be deemed to separately be consummated immediately following the Closing.
2.5.    Deliveries at the Closing.
2.5.1    Closing Deliveries by Seller. At the Closing (or such earlier date if specified below), Seller, or the Company on behalf of Seller, shall deliver the following items to the Investors, each in form and substance satisfactory to the Investors:
(i)    assignment documents, assigning and transferring the ownership of the Purchased Equity, duly executed by Seller;
(ii)    a counterpart of the Escrow Agreement, duly executed by Seller;
(iii)    an employment agreement, dated the date hereof, duly executed by the Company and James Garrett, and offer letters and invention assignment and restrictive covenant agreements, dated as of the date hereof, duly executed by the Company and each individual listed on Schedule 2.5.1(iii) (the “Employment Agreements”);

(iv)    the resignations, effective as of the Closing, of those managers and officers of the Company set forth on Schedule 2.5.1(iv);
(v)    evidence of the satisfaction of all payment obligations for Transaction Expenses and Company Indebtedness outstanding as of the Closing Date (including any interest, prepayment premiums or penalties and other fees and charges) or evidence of the arrangement of Seller or the Company, as applicable, to satisfy such payment obligations on the Closing Date pursuant to the terms of this Agreement, including true, correct and complete invoices or releases reflecting all Transaction Expenses and payoff letters or similar releases with respect to such Company Indebtedness, and the release of any Liens (except Permitted Liens) on the properties and assets of the Company and the termination of all UCC financing statements which have been filed with respect to such Company Indebtedness;
(vi)    evidence that the notices to and Consents of, as applicable, the Governmental Authorities and the other Persons set forth on Schedule 2.5.1(vi) shall have been delivered, received or obtained, as applicable;
(vii)    a copy of (a) the certificate of formation (or its equivalent) (together with any and all amendments thereto) of the Company, certified by the Secretary of State of the jurisdiction in which the Company was formed, as of a date not earlier than five (5) Business Days prior to the Closing, and (b) the Company A&R Operating Agreement and the operating agreement (together with any and all amendments thereto) of the Company, accompanied by a certificate of an authorized officer of the Company, dated as of the Closing Date, stating that no amendments have been made to such certificates of formation (or their equivalents) or operating agreements, except as provided in such attachments and except for the Second Amended and Restated Operating Agreement of the Company to be executed and delivered by the Parties at Closing;
(viii)    the Company A&R Operating Agreement of the Company duly executed by Seller and the Management Investors;
(ix)    a good standing certificate (or its equivalent) for the Company from the Secretary of State of the jurisdiction in which the Company is formed and from the Secretary of State in each other jurisdiction in which the Company is qualified to do business;
(x)    a certificate of an authorized officer of the Company and of Seller certifying (A) the names and signatures of the officers of the Company and Seller authorized to sign the agreements, instruments, certificates and documents delivered by or on behalf of the Company and Seller pursuant to this Agreement, and (B) the resolutions of the board of directors of Seller, and resolutions of the managers and members of the Company, as applicable, approving this Agreement and the other agreements, instruments, certificates and documents delivered by or on behalf of Seller and the Company pursuant to this Agreement;
(xi)    [reserved];
(xii)    a properly completed and duly executed IRS Form W-9 from Seller;
(xiii)    copies of all documents evidencing the Reorganization and the Recapitalization, including without limitation the Novation Agreements, the Original Contribution Agreement and the Contribution Agreement Amendment, duly executed by the parties thereto;

(xiv)    copies of the Management Equity Purchase Agreement and the Management Promissory Notes, duly executed by the parties thereto;
(xv)     copies of all documents evidencing the Class J Redemption, including without limitation, an assignment of the Class J Common Units, the Convertible Note and the Seller Earnout Agreement;
(xvi)    evidence satisfactory to the Investors of the novation from Seller to the Company of all Government Contracts of the Business that are the subject of the Original Contribution Agreement;
(xvii)    an Advisory Services Agreement by and among the Investors and the Company, duly executed by the Company (the “Advisory Agreement”);
(xviii)    the Loan and Security Documents, duly executed by the Company;
(xix)    a Transition Services Agreement by and between the Company and Seller, in a form approved by the Investors (the “Transition Services Agreement”), duly executed by the Company and Seller;
(xx)    the Original Contribution Agreement and the Contribution Agreement Amendment, duly executed by Seller and the Company; and
(xxi)    such other agreements, instruments, certificates and documents as the Investors may reasonably request for the purpose of facilitating the consummation or performance of the transactions contemplated hereby.
2.5.2    Closing Deliveries of the Investors. At the Closing (or such earlier date if specified below), the Investors shall deliver the following items to Seller, each in form and substance satisfactory to Seller:
(i)    the payments and deliveries on account of the Cash Purchase Price contemplated by Section 2.2.1;
(ii)    the Investor Promissory Notes, duly executed by the Investors;
(iii)    a counterpart of the Escrow Agreement, duly executed by the Investors and the Escrow Agent;
(iv)    a certificate of an officer of each Investor certifying the names and signatures of the officers of such Investor authorized to sign this Agreement and the other agreements, instruments, certificates and documents delivered by or on behalf of such Investor pursuant to this Agreement;
(v)    the Company A&R Operating Agreement of the Company duly executed by the Investors; and
(vi)    a copy of the Advisory Agreement, duly executed by the Investors.

3.    Representations and Warranties of the Investors. As a material inducement to Seller to enter into this Agreement, each Investor, severally and not jointly, hereby represents and warrants to Seller as set forth below:
3.1.    Organization of Investors. The Investor is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware, and it has the requisite power and authority to conduct its business as it is now being conducted except where the failure to have such power or authority would not prevent the consummation of the transactions contemplated hereby.
3.2.    Authorization of Transaction. The Investor has the requisite legal power and authority to sign, deliver, and perform, in accordance with their terms, this Agreement and any other agreements, instruments, certificates and documents contemplated hereby to which such Investor is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and each other agreement, instrument, certificate and document contemplated hereby to which such Investor is a party has been duly and validly executed and delivered by such Investor. Assuming this Agreement and the other agreements, instruments, certificates and documents contemplated hereby to which such Investor is a party are duly and validly executed and delivered by the other parties hereto and thereto, this Agreement and each other agreement, instrument, certificate and document contemplated hereby to which such Investor is a party are the valid and legally binding obligations of such Investor, enforceable against such Investor in accordance with their respective terms.
3.3.    Noncontravention. Neither the execution and the delivery of this Agreement and any other agreement, instrument, certificate and document contemplated hereby to which the Investor is a party, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any Law to which such Investor is subject or any provision of its organizational documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, Contract, lease, Authorization, instrument, or other arrangement to which the Investor is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets).
3.4.    Investment. The Investor is acquiring the Purchased Equity for its own account, for investment purposes only, and not with a view to any resale or public distribution thereof.
3.5.    Broker Fees. The Investor has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller or the Company could become liable or obligated.
3.6.    Litigation. There is no (i) outstanding Order, writ, injunction, fine, citation, award, decree or any other judgment of any kind whatsoever of any Governmental Authority against the Investor or (ii) Proceeding pending or, to the Investor’s knowledge, threatened against such Investor, that in either case, challenge, or may have the effect of preventing, delaying, making illegal or otherwise interfering with the ability of such Investor to enter into this Agreement or the other agreements, instruments, certificates and documents contemplated hereby or to consummate the transactions contemplated hereby or thereby.
3.7.    No Other Representations. The Investors acknowledge that, other than as set forth in Section 4, Section 5 and Section 9.1 of this Agreement, and the certificates delivered by Seller and the Company pursuant hereto, neither Seller, the Company nor any of their directors, officers, employees, Affiliates, stockholders, agents or representatives makes or has made any representation or warranty to Investors, either express or implied, as to the Business or the Company, including (x) as to the accuracy or completeness of any of the information provided to the Investor or any of its agents, representatives, lenders or Affiliates or (y) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations, future cash flows or future financial condition of the Business provided to the Investor or any of its agents, representatives, lenders or Affiliates, and, other than to the extent included or reflected in the representations and warranties expressly set forth in Section 4, Section 5 and Section 9.1 of this Agreement, and the certificates delivered by Seller and the Company pursuant hereto, no statement contained in any materials provided to the Investors relating to the matters described in clause (x) and (y) above shall be deemed to be relied upon by the Investors in executing, delivering and performing this Agreement. Notwithstanding anything herein, the representations and warranties expressly set forth in Section 4 and Section 5 of this Agreement are bargained for assurances and shall survive pursuant to their terms notwithstanding any knowledge or investigation of any Investor with respect thereto.
3.8.    Restricted Securities; No Public Market. The Investor understands that the Purchased Equity has not been, nor will be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor’s representations as expressed herein. The Investor understands that the Purchased Equity is comprised of “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, the Investor must hold such securities indefinitely unless they are registered with the U.S. Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Investor acknowledges that the Company has no obligation to register or qualify the Purchased Equity, or any class or type of equity into which any of the Purchased Equity may be converted, for resale except as may be set forth in the Second Amended and Restated Operating Agreement of the Company to be executed and delivered by the Parties at Closing. The Investor understands that no public market now exists for the Purchased Equity, and that the Company has made no assurances that a public market will ever exist for such securities.
3.9.    Accredited Investor. The Investor is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
3.10.    No General Solicitation. Neither the Investor, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Purchased Equity.
3.11.    Non-Foreign Person. The Investor is not a “foreign person” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof, nor a “foreign person” within the meaning of the NISPOM.
3.12     Investor Expenses. The Investors confirm and agree that the Investor Expenses as of the Closing will not exceed One Million Sixty-Six Thousand One Hundred Four Dollars ($1,066,104). For the avoidance of doubt, the amount set forth in the immediately preceding sentence does not include the $250,000 Closing Fee as defined in and as provided under Advisory Agreement, which Seller has agreed to fund on behalf of the Company thereunder.

4.    Representations and Warranties Regarding Seller. As a material inducement to the Investors to enter into this Agreement, Seller hereby represent and warrant to the Investors as set forth below:
4.1.    Organization of Seller. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.
4.2.    Authorization. Seller has the requisite legal power and authority to sign, deliver and perform, in accordance with their terms, this Agreement and any other agreements, instruments, certificates and documents contemplated hereby (including, for the avoidance of doubt, the Original Contribution Agreement, the Contribution Agreement Amendment and all other documents in connection with the Reorganization, the Recapitalization and the Management Purchase) to which Seller is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and each other agreement, instrument, certificate and document contemplated hereby to which Seller is a party (including, for the avoidance of doubt, the Original Contribution Agreement, the Contribution Agreement Amendment and all other documents in connection with the Reorganization, the Recapitalization and the Management Purchase) have been duly and validly executed and delivered by Seller. Assuming this Agreement and the other agreements, instruments, certificates and documents contemplated hereby to which Seller is a party are duly and validly executed and delivered by the other parties hereto and thereto, this Agreement and each other agreement, instrument, certificate and document contemplated hereby to which Seller is a party are the valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
4.3.    Ownership of the Purchased Equity. As of immediately prior to Closing, Seller is the sole record and beneficial owner of, free and clear of all Liens, and has good, valid and marketable title to, the Purchased Equity. Seller is not the subject of any bankruptcy, reorganization or similar Proceeding. Except for this Agreement and the Management Equity Purchase Agreement, (i) there are no outstanding Contracts or understandings between Seller and any other Person with respect to the acquisition, disposition, transfer, registration or voting of or any other matters in any way pertaining or relating to, or any other restrictions on any of the Purchased Equity or any other security of the Company and (ii) neither Seller nor any Management Investor has any right whatsoever to receive or acquire any membership interests, ownership interests, transferable interests or other securities in the Company.
4.4.    Noncontravention. Except as set forth on Schedule 4.4, no Consent, exemption declaration by, filing with, other action by or notification to any Governmental Authority or any other Person is required in connection with the execution, delivery and performance by Seller of this Agreement or the other agreements, instruments, certificates and documents contemplated hereby to which Seller is a party or the consummation of the transactions contemplated hereby or thereby.
4.5.    Proceedings. Except as set forth on Schedule 4.5, there are no (i) outstanding Orders against Seller, (ii) Proceedings pending or, to the Knowledge of Seller, threatened against Seller, or (iii) investigations by any Governmental Authority that are pending or, to the Knowledge of Seller, threatened against Seller that would reasonably be expected to give rise to any legal restraint or a prohibition against the transactions contemplated in this Agreement or seek to prevent, impair or delay Seller’s ability to consummate the transactions contemplated by this Agreement.

4.6.    Broker Fees. Except as set forth on Schedule 4.6, there are and will be no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract, arrangement or agreement to which Seller is a party or to which Seller is subject for which the Company, any Investor or any of their respective Affiliates could become obligated or incur as a Liability.
4.7.    Foreign Person. Seller is not a “foreign person” as such term is defined in Section 1445 of the Code.
5.    Representations and Warranties Regarding the Company. As a material inducement to the Investors to enter into this Agreement, Seller hereby represents and warrants to the Investors, except as set forth in a Disclosure Schedule explicitly referenced in this Section 5, as set forth below. For the avoidance of doubt, references in this Section 5 (other than those in Sections 5.1.1-5.1.3, 5.2, 5.3, 5.4, and 5.11) to the Company, include Seller to the extent such representations and warranties relate to the Business (i) prior to the execution of the Original Contribution Agreement (and, solely to the extent relating to additional assets and liabilities contributed to the Company by the Contribution Agreement Amendment, prior to the execution of the Contribution Agreement Amendment) or (ii), where the context relates to employees and independent contractors prior to termination of Employees and Independent Contractors by Seller and onboarding of the same with the Company.
5.1.    Organization and Authority.
5.1.1    The Company is a limited liability company duly formed and validly existing under the Laws of the State of Delaware, is authorized to do business and in good standing in the State of Delaware and has complied with all filing requirements of the Secretary of State of the State of Delaware. The Company has all requisite power and authority to own, lease and operate its properties and carry on its business as now conducted. The Company has all requisite power and authority to enter into and deliver the agreements, instruments, certificates and documents contemplated hereby to which it is a party and to perform its obligations thereunder.
5.1.2    The Company is qualified to do business and is in good standing (or equivalent status) in each jurisdiction in which the property leased or operated by it or the nature of the business conducted by it makes such qualification necessary.
5.1.3    The copies of the Company’s Governing Documents, which have been made available to the Investors, reflect all amendments thereto and are true, correct and complete in all respects.
5.1.4    The Books and Records of the Company which have been made available to the Investors are true, correct and complete in all material respects.
5.2.    Authorization.
5.2.1    The execution, delivery and performance by the Company of the agreements, instruments, certificates and documents contemplated hereby to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action.
5.2.2    Each such agreement, instrument, certificate and document contemplated hereby to which the Company is a party has been duly and validly executed and delivered by the Company.

5.2.3    Assuming the agreements, instruments, certificates and documents contemplated hereby to which the Company is a party are duly and validly executed and delivered by the other parties thereto, each such other agreement, instrument, certificate and document contemplated hereby to which the Company is a party are the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including, specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.
5.3.    Capitalization.
5.3.1    Schedule 5.3.1 accurately sets forth the authorized, issued and outstanding units, membership interests, ownership interests, transferable interests or other securities of the Company and the name and number of such securities held by each owner thereof.
5.3.2    All of the Class A-1 Preferred Units, the Class A-2 Preferred Units, Class J Common Units and Class B Common Units have been duly authorized, are validly issued, fully paid and nonassessable, and are owned of record and beneficially by Seller and the Management Investors, as applicable in accordance with Schedule 5.3.1, free and clear of all Liens, and are not subject to any preemptive, subscription or similar rights that will survive the Closing. Other than the Class A-1 Preferred Units, the Class A-2 Preferred Units, Class J Common Units and Class B Common Units held by Seller and the Class B Common Units held by Management Investors, there are no other membership interests, ownership interests, transferable interests, securities, participations or other equivalents (however designated and whether voting or nonvoting) of the Company issued or outstanding. No Class C Units are issued or outstanding. No current or former equity holder of the Company or any other Person is contesting the ownership of the Class A-1 Preferred Units, Class A-2 Preferred Units, Class J Common Units or Class B Common Units or any dividends, distributions or contributions relating thereto.
5.3.3    Except for this Agreement and as may be set forth on Schedule 5.3.3, there are no outstanding or authorized options, warrants, rights, Contracts, pledges, calls, puts, rights to subscribe, redeem, repurchase or otherwise acquire, conversion rights or other agreements, commitments or obligations (contingent or otherwise) to which the Company is a party or which is binding upon the Company providing for the issuance, sale, disposition or acquisition of any equity or any rights or interests exercisable therefor. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. The Company has not violated any foreign, federal or state securities or “blue sky” Laws in connection with the offer, sale or issuance of its membership interests (including the Class A-1 Preferred Units, the Class A-2 Preferred Units, Class J Common Units and the Class B Common Units). Except as set forth herein and except as set forth on Schedule 5.3.3, there are no Contracts to which the Company, any Management Investor or Seller is a party with respect to the voting or transfer of the Class A-1 Preferred Units, the Class A-2 Preferred Units, Class J Common Units, the Class B Common Units, the membership interests of the Company (including the Class C Units) or any other securities of the Company.
5.3.4    The Company does not own, directly or indirectly, (i) any Subsidiaries, (ii) with respect to any Person that is a corporation, any shares, interests, participations or other equivalents (however designated and whether voting or nonvoting) of capital stock of such Person or any right, warrant or option to acquire any of the foregoing, or

(iii) with respect to any Person that is not a corporation, any general partnership interests, limited partnership interests, membership or limited liability company interests, beneficial interests or other equity interests of or in such Person (including any common, preferred or other interest in the capital or profits of such Person, and whether or not having voting or similar rights), or any right, warrant or option to acquire any of the foregoing.
5.4.    Noncontravention. Except as set forth on Schedule 5.4, the execution, delivery and performance of this Agreement and the other agreements, instruments, certificates and documents contemplated hereby to which the Company is a party, the consummation by the Company of each of the transactions contemplated hereby or thereby, and compliance by the Company with any provision hereof or thereof will not: (i) violate, conflict with, result in any breach or constitute a default (with or without notice or lapse of time, or both) under, result in, or give rise to a right of, termination, amendment, modification, cancellation or acceleration of any right or obligation under, or the loss of any benefit under, create in any party (including any Governmental Authority) the right to accelerate, terminate, modify, amend or cancel under, or require any notice or Consent under the Company’s Governing Documents or any Material Contract or Authorization to which the Company is a party or by which any of its properties or assets are bound; (ii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any property or assets, or any of the equity (including the Class A-1 Preferred Units, the Class A-2 Preferred Units, Class J Common Units and the Class B Common Units) or other securities, of the Company; (iii) contravene, conflict with, require any Consent or notice under or result in a violation or breach of the terms or requirements of any Law, Order to which the Company is subject or Authorization; or (iv) require any Consent, Order, declaration, filing, exemption or other action by or material notice to any Governmental Authority or other Person, except for filings pursuant to applicable securities Laws that will be made by the Company as required.
5.5.    Real and Personal Property; Title to and Sufficiency of Assets.
5.5.1    The Company does not own any real property. Schedule 5.5.1 sets forth the address of each Leased Real Property, and a true and complete list of all Real Property Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Leased Real Property (including the date and name of the parties to such Real Property Lease document). The Company has made available to the Investors true and complete copies of each of the Real Property Leases. Each Real Property Lease is legal, valid and binding on the Company, and, to Seller’s Knowledge, enforceable in accordance with its terms against the Company and to Seller’s Knowledge, the other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The Company, and, to Seller’s Knowledge, each of the other parties thereto, has performed in all material respects all obligations required to be performed by it under each Real Property Lease, and neither the Company nor, to Seller’s Knowledge, any other party thereto is in breach of or in default in any material respect under any such Real Property Lease. Except as disclosed on Schedule 5.5.1, as of the date hereof (i) there are no written or oral subleases, concessions or other Contracts granting to any Person other than the Company the right to use or occupy any Leased Real Property, (ii) there are no outstanding options or rights of first refusal to purchase all or a portion of such properties, (iii) the Company’s possession and quiet enjoyment of the Leased Real Property under such Real Property Lease is not being disturbed, and there are no disputes with respect to such Real Property Lease, and (iv) the Company has not assigned or granted any other security interest in such Real Property Lease or any interest therein.
5.5.2    Except as set forth on Schedule 5.5.2,

(a)    the Company has a valid leasehold interest in all Leased Real Property and all leased Tangible Personal Property;
(b)    the Company has good and valid title to all Tangible Personal Property;
(c)    Each of the Original Contribution Agreement and the Contribution Agreement Amendment is valid, binding and enforceable among the parties thereto, and effectively transferred to the Company good and valid title to, leasehold interest in, and enforceable license or other right to use, all of the assets used in the operation of the Business, except for those assets and services to be provided to the Company pursuant to the Transition Services Agreement and the rights provided pursuant to Section 6.9 (Use of Name) of this Agreement;
(d)    the Company owns all of its assets free and clear of all Liens (other than Permitted Liens); and
(e)    (i) Except for those assets and services to be provided to the Company pursuant to the Transition Services Agreement and the rights provided pursuant to Section 6.9 (Use of Name) of this Agreement, the properties and assets (including any Intellectual Property) that were contributed to the Company pursuant to the Original Contribution Agreement and the Contribution Agreement Amendment, are sufficient for the continued conduct by the Company of the Business after the Closing in substantially the same manner as conducted immediately prior to the Reorganization, including without limitation being sufficient to permit the Company to perform its obligations under the Contracts assigned by Seller to the Company pursuant to the Original Contribution Agreement and the Contribution Agreement Amendment and (ii) the properties and assets currently owned by the Company (including any Intellectual Property) are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted immediately prior to the Closing, and constitute all of the rights, property, and assets necessary to conduct the business of the Company as currently conducted.
5.5.3    The Tangible Personal Property and Leased Real Property are in operating condition and repair (ordinary wear and tear excepted), and are adequate for the uses to which they are being put, and none of such Tangible Personal Property and to the Seller’s Knowledge the Leased Real Property are in need of maintenance or repairs except for ordinary course, routine maintenance and repairs that are not material in nature or cost.
5.6.    Broker Fees. Neither Seller nor the Company has Liabilities to pay any broker, finder, agent or any other fees or commissions in connection with the transactions contemplated by this Agreement. Seller, the Company and their Affiliates have not entered into any agreement that will result in Liabilities to the Investors for any broker, finder, agent or any other fees or commissions in connection with the transactions contemplated by this Agreement.
5.7.    Financial Statements.
5.7.1    Attached as Schedule 5.7.1(i) are the following financial statements of the Business (the “Financial Statements”): the unaudited balance sheets of the Business as of December 31, 2021 (the “Latest Balance Sheet”) and December 31, 2020 and the related unaudited statements of income for the annual periods then ended. The Financial Statements are consistent with and prepared in accordance with the Books and Records of Seller and the Company, present fairly in all material respects the financial condition of the Business as of the respective dates indicated and the results of operations for the respective periods covered thereby. The Financial Statements have been prepared and determined in accordance with GAAP, consistently applied throughout, except for the deviations from GAAP set forth on Schedule 5.7.1(ii). Seller and the Company maintain systems of internal controls designed to provide reasonable assurances regarding the reliability of the Financial Statements in all material respects. There are no material or significant deficiencies in the internal controls of Seller or the Company that limit the reliability of the Financial Statements.
5.7.2    Schedule 5.7.2 sets forth a true, correct and complete list of (i) all bank accounts or other accounts, certificates of deposit, marketable securities, other investments and safe deposit boxes, lock boxes and safes of the Company and all Persons who are signatories thereunder or who have access thereto, and (ii) the names of all Persons holding general or special powers of attorney from the Company and a summary of the terms thereof. Effective at the Closing, assuming the consummation of the transactions contemplated herein, and except for the transactions contemplated by the Loan and Security Documents and herein (including for the avoidance of doubt the Earnout Payments), the Company will not have any Indebtedness.
5.7.3    All accounts receivable of the Business reflected on the Latest Balance Sheet, and all such accounts receivable generated since the date of the Latest Balance Sheet, are valid, bona fide obligations in favor of the Company arising from sales actually made or services actually rendered in the ordinary course of business of the Business. All of the accounts receivable of the Business are reflected properly on the Company’s Books and Records There is no material contest, claim or right of set-off, other than returns or discounts in the ordinary course of business, under any Contract with any obligor of an accounts receivable relating to the amount or validity of such accounts receivable. The Company has remitted all payments to each of its suppliers, vendors and other third parties that are necessary to ensure that none of the accounts payable of the Business are overdue or in any condition other than good standing (according to each applicable supplier’s, vendor’s or other third party’s terms) on the Closing Date, except where the amount thereof is being contested in good faith or would be immaterial.
5.8.    No Undisclosed Liabilities. The Company has no Liabilities (whether absolute or contingent, matured or unmatured, known or unknown), including as a result of COVID-19 or any COVID-19 Measures, other than (i) Liabilities reflected on the Latest Balance Sheet, (ii) Liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a Liability related to any failure to perform, improper performance, warranty or other breach, default, violation, tort, infringement, claim or Proceeding), and (iii) executory obligations under Contracts to which the Company is a party or by which it is bound (but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other material breach, default or violation by Seller or the Company on or prior to the Closing or that result from the consummation of the transactions contemplated hereby).
5.9.    Absence of Certain Changes. Since the date of the Latest Balance Sheet, Seller and the Company have operated the Business in the ordinary course of business, and except as set forth on Schedule 5.9:
5.9.1    there has not been any event, change, occurrence or circumstance in the operation of the Business (including any event, change, occurrence or circumstance caused by or related to COVID-19 or any COVID-19 Measures) that has had, or would be reasonably expected to have, a Material Adverse Effect;

5.9.2    the Company and Seller (solely with respect to the Business) have not sold, leased, transferred, licensed or assigned any material asset of the Business, excluding any inventory of the Business sold in the ordinary course of business;
5.9.3    the Company and Seller (solely with respect to the Business) have not experienced any damage, destruction or loss (whether or not covered by insurance) of the assets of the Business, involving more than $10,000 in any individual case of $20,000 in the aggregate;
5.9.4    the Company and Seller (solely with respect to the Business) have not canceled, compromised, waived or released any rights or claims or any payment owed to them in any case, involving more than $10,000 in the aggregate as solely related to the Business;
5.9.5    the Company and Seller (solely with respect to the Business) have not (i) granted or announced any increase in the base compensation, incentive awards, bonus or other compensation or employee benefits payable or to be provided to any of executive officers, employees or consultants of the Business (other than annual base salary increases for non-officer employees in the ordinary course of business consistent with past practice), (ii) established, adopted, amended or terminated any Employee Benefit Plan, (iii) taken any action to institute or grant any new severance or termination pay practices with respect to any current or former executive officers or employees, (iv) hired (other than to fill any vacancy) or fired any employee, or engaged or terminated any consultant, or (v) entered into, amended or terminated any collective bargaining agreement, works council agreement or similar agreement;
5.9.6    the Company and Seller (solely with respect to the Business) have (i) not adopted or changed any of their accounting (financial or Tax), practices, methods, reporting or procedures relating to the Business, (ii) made or changed any election in respect of Taxes relating to the Business, (iii) settled or compromised any Tax Liability, claim or assessment relating to the Business, (iv) entered into any closing agreement with a Taxing Authority relating to any Tax relating to the Business, (v) agreed to an extension or waiver of a statute of limitations period applicable to any Tax claim or assessment relating to the Business, (vi) failed to pay any Tax of the Business when due and payable, (vii) affirmatively surrendered any right to claim a Tax refund of the Business, or (viii) prepared or filed any Tax Return relating to the Business (or amendment thereof) unless such Tax Return shall have been prepared in a manner materially consistent with past practice of the Business;
5.9.7    the Company and Seller (solely with respect to the Business) have not implemented any plant closing or layoff of employees of the Business that could implicate the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation;
5.9.8    the Company and Seller (solely with respect to the Business) have not amended, modified or terminated any employment or consulting agreement of any employee or consultant of the Business with annual cash compensation greater than $100,000;
5.9.9    the Company and Seller (solely with respect to the Business) have not sold, transferred, licensed, assigned, abandoned or otherwise disposed of any Intellectual Property of the Business, other than any abandonment or non-exclusive license of Intellectual Property to customers in the ordinary course of business;
5.9.10    the Company and Seller (solely with respect to the Business) have not modified, changed or terminated, or received written notice of termination or modification of, any Material Contract, Government Contract or Real Property Lease;

5.9.11    the Company and Seller (solely with respect to the Business) have not made any capital expenditure or commitments for capital expenditures relating to the Business, individually or in the aggregate, in excess of $25,000, or entered into any lease of capital equipment or real property for the Business;
5.9.12    other than in connection with the Reorganization, and pursuant to documents made available to the Investors by Seller, the Governing Documents of the Company have not been amended, restated or amended and restated;
5.9.13    the Company and Seller (solely with respect to the Business) have not entered into any settlement, conciliation or similar Contract relating to the Business, released any claims possessed by them relating to the Business, canceled any Indebtedness owed to them relating to the Business, or waived any rights of value of the Business, in each case involving amounts in excess of $20,000 in the aggregate;
5.9.14    the Company and Seller (solely with respect to the Business) have not conducted their cash management customs and practices other than in the ordinary course of business (including with respect to collection of accounts receivable, repairs and maintenance, payment of accounts payable, accrued expenses or other liabilities, levels of capital expenditures, pricing and credit practices and operation of cash management practices generally); and
5.9.15    the Company and Seller (solely with respect to the Business) have not agreed or committed to any of the foregoing.
5.10.    Legal Compliance.
5.10.1    The Company and Seller (solely with respect to the Business) are in compliance in all material respects with all applicable Laws, Orders and Authorizations (including Laws relating to the import or export of goods, technology, or services or trading embargoes or other trading restrictions) applicable to its assets, properties or operation or the Business. All Authorizations required for the Company to own, lease, operate or use its assets and properties and to conduct the Business as currently conducted have been obtained and are valid and in full force and effect, except as set forth on Schedule 5.10. The Authorizations listed on Schedule 5.10 constitute all of the material Authorizations necessary for the Company to lawfully conduct and operate the Business as currently conducted and operated and to own and use its assets and properties as currently owned and used. The Company has obtained and is in compliance with all Authorizations listed on Schedule 5.10.
5.10.2    The Company is not, and has not been during the past three (3) years, in default under, or violation of, any such Authorization (and during the past three (3) years, the Company has not received any written notice of any such default or violation). To the Knowledge of Seller, no events, circumstances or state of facts exists which, with notice or the lapse of time or both, would reasonably be expected to constitute a default or violation of any such Authorization. There are no, and during the past three (3) years there have been no, Proceedings pending or, to the Knowledge of Seller, threatened relating to the nonrenewal, cancellation, suspension, revocation, termination or modification of any such Authorization. No Proceeding by any Governmental Authority with respect to the Company or the Business is pending or, to the Knowledge of Seller, threatened, nor has any Governmental Authority provided written notice to the Company of its intention to conduct the same. The Company (i) has not been charged with, and, to the Knowledge of Seller, is not under investigation with respect to, any actual or alleged violation of any applicable Law or other requirement of a Governmental Authority, (ii) is not party to or bound by any Order, and (iii) has not failed to file any report required to be filed with any Governmental Authority, except where the failure file any such report would not reasonably be expected to be material to the Business or to any Material Contract.
5.11.    Tax Matters. Except as set forth on Schedule 5.11:
5.11.1    The Company and Seller (solely with respect to the Business) have timely (taking into account automatic extensions of time not exceeding seven (7) months) filed all income and other material Tax Returns that they were required to file and have timely paid all Taxes (whether or not shown or required to be shown on such Tax Returns) on or before the Closing Date. The Company and Seller (solely with respect to the Business) are not currently the beneficiary of any extension of time within which to file any Tax Return other than automatic extensions of time not exceeding seven (7) months. All income and other material Tax Returns filed by the Company and Seller (with respect to the Business) were true complete and correct in all material respects and were prepared in substantial compliance with all applicable Laws. Seller (solely with respect to the Business) has not participated in a “listed transaction” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2).
5.11.2    No deficiency in Taxes of the Company or Seller (solely with respect to the Business) for any Tax period has been asserted in writing by any Taxing Authority which remains unpaid at the date hereof. There is no action, suit, proceeding, audit, investigation or claim pending or, to Seller’s Knowledge, threatened in respect of any Taxes for which the Company or Seller (solely with respect to the Business) is or may become liable, nor has any deficiency or claim for any such Taxes been proposed or asserted in writing or, to Seller’s Knowledge, threatened. No written claim has ever been made in writing by a Taxing Authority in a jurisdiction in which the Company or Seller (solely with respect to the Business) does not file Tax Returns that the Company or Seller (solely with respect to the Business) is or may be subject to taxation in that jurisdiction. Seller has made available to the Investors accurate and complete copies of pro forma federal and state income (or franchise) Tax Returns filed by or solely with respect to the Company since its formation. The Company and Seller (solely with respect to the Business) do not currently have, and have never had, a permanent establishment (as defined by applicable tax treaty) in any foreign country.
5.11.3    Each of the Company and Seller (solely with respect to the Business) have materially complied with the provisions of the Code relating to the withholding and payment of Taxes, including the withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other Laws, and have, within the time and in the manner prescribed by applicable Law, withheld from employee wages and paid over to the proper Taxing Authority all amounts required to be remitted with respect thereto. During the three (3) year period prior to Closing, each of the Company and Seller (solely with respect to the Business) (i) have collected and remitted all applicable sales and/or use Taxes to the appropriate Taxing Authority, or (ii) have obtained, or made good faith efforts to obtain, any applicable sales and/or use Tax exemption certificates.
5.11.4    There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes or deficiencies against Seller (solely with respect to the Business), other than pursuant to automatic extensions of time to file Tax Returns not exceeding seven (7) months.
5.11.5    There are no Liens (other than Permitted Liens) for Taxes (other than for Taxes not yet due and payable or which have been reflected on the Financial Statements) upon the assets of the Business.

5.11.6    Except as set forth on Schedule 5.11.6, Seller (solely with respect to the Business) has (i) properly complied with all requirements of applicable Tax Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) to the extent applicable, properly complied with all requirements of applicable Tax Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act, and (iii) not sought (nor has any Affiliate that would be aggregated with the Company and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a) ), as added by Section 1102 of the CARES Act.
5.11.7    The Company is not a party to any joint venture, partnership, or contract that is treated as a partnership for federal income Tax purposes, in each case other than pursuant to the transactions contemplated by this Agreement. Neither the Company nor Seller (solely with respect to the Business) has ever owned, directly or indirectly, any equity interest in any controlled foreign corporation (as defined in Section 957 of the Code) or passive foreign investment company (as defined in Section 1297 of the Code).
5.11.8    For federal state and local Income Tax purposes, Luna Labs USA, LLC has been a “partnership” or “disregarded entity” as such terms are defined in Treasury Regulation Sections 301.7701-3(b)(i) and (ii) (and any corresponding provision of state or local Tax Law) at all times since the date of its formation and will be a partnership on the Closing Date. Luna Labs USA is a “partnership” on the date that the transactions that are the subject of this Agreement are consummated.
5.12.    Government Contracts.
5.12.1    Schedule 5.12.1 sets forth (i) each Government Contact where either the period of performance has not yet expired or terminated or for which final payment and closeout have not yet occurred (the “Current Government Contracts”); (ii) Government Bids for which no award has yet been made; and (iii) each active Teaming Agreement.
5.12.2    Since January 1, 2016, the Company and Seller have materially complied with all terms and conditions of each Government Contract and Government Bid, as well as all Laws applicable to each Government Contract and Government Bid. Since January 1, 2016, neither any Governmental Authority nor any prime contractor or higher-tier subcontractor under a Government Contract has notified the Company or Seller in writing of any actual or alleged material violation or breach of any term or condition of a Government Contract, or of any actual or alleged material violation of any Law applicable to a Government Contract, and, to Seller’s Knowledge, no such material violation or breach has occurred.
5.12.3    Since January 1, 2016, all representations and certification executed, acknowledged or set forth in all Government Contracts and Government Bids, have been and were current, accurate, and complete as of the date such representations and certifications were made, and the Company and Seller have complied with all such representations and certifications.
5.12.4    Since January 1, 2016, none of the Company’s Government Contracts have been terminated for default, cause, or failure to comply with a material term or condition, nor has the Company received any written notice terminating any Government Contract for convenience or indicating an intention to terminate any Government Contract for convenience. Since January 1, 2016, no stop work orders, show cause notices, or cure notices have been issued to the Company with respect to any Government Contract.

5.12.5    Neither the Company, Seller, nor any of their officers, managers, directors, or, to Seller’s Knowledge, employees is currently debarred or suspended, or proposed for debarment or suspension, from doing business with any Governmental Authority. No Governmental Authority has asked the Company or Seller, nor any of its officers, managers, or directors to show cause why they should not be debarred or suspended or to demonstrate their present responsibility for contracting. Neither the Company nor any of its owners, managers, directors, or, to Seller’s Knowledge, employees have, since January 1, 2016, been accused of, convicted of, or had a civil judgment rendered against them for, the commission of fraud or a criminal offense in connection with a Government Contract or Government Bid.
5.12.6    The Company and Seller do not have credible evidence (i) that the Company, a Principal, Employee, Agent, or Subcontractor (as such terms are defined in FAR 52.203-13(a)) of the Company has committed a violation of federal criminal Law involving fraud, conflict of interest, bribery, or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act; or (ii) of any significant overpayment(s) on any Government Contracts, and the Company and Seller have not conducted, and are not currently conducting, an investigation to determine whether credible evidence exists of such a violation or overpayment.
5.12.7    There exist (i) no outstanding claims or requests for equitable adjustment by or asserted in writing against or, to Seller’s Knowledge, threatened claims or requests for equitable adjustment against the Company or Seller (solely with respect to the Business) by a Governmental Authority or by any prime contractor or subcontractor arising under any Government Contract, and (ii) no disputes between the Company or Seller (solely with respect to the Business) and a Governmental Authority or any prime contractor or subcontractor arising under any Government Contract, including but not limited to disputes under the Contract Disputes Act, 41 U.S.C. §§ 7101-7109. No Governmental Authority or higher tier contractor is withholding or setting off, or attempting to withhold or set off, amounts of money otherwise due to the Company or Seller (solely with respect to the Business) under any Current Government Contract. Since January 1, 2016, there has not been any withholding or setoff of any material payments by a Governmental Authority, prime contractor or higher-tier subcontractor of any payments due to the Company or Seller (solely with respect to the Business) under any Government Contract. To Seller’s Knowledge, no Current Government Contract or outstanding Government Bid is the subject of a bid protest or size protest proceedings or any Governmental Authority corrective action enacted in response to a previous bid protest or size protest proceeding.
5.12.8    Since January 1, 2016, the Company and Seller have not received written notice that they are (or since January 1, 2016, have been) under administrative, civil or criminal investigation relating to a Government Contract or Government Bid, by any Governmental Authority, and, to Seller’s Knowledge, there is no pending or threatened audit or investigation of the Company by any Governmental Authority with respect to any alleged material irregularity, misstatement, omission or violation of Law arising under or relating to a Government Contract or Government Bid.
5.12.9     Except as set forth in Schedule 5.12.9 (setting forth the relevant Government Contract, fiscal year, or other subject being audited, investigated, surveyed, or examined, as well as whether a report was issued and the result of any such audit, investigation, survey, or examination), since January 1, 2016, there has not been any audit, investigation, inspection, survey or examination of records by a Governmental Authority of the Company or its owners, or any of their Government Contracts or Government Bids, or of the Company or owner employee or representative with respect to such Government Contracts or Government Bids.

The written findings or reports of all audits, investigations, inspections, surveys, and examinations of records set forth in Schedule 5.12.9 have been made available to the Investors.
5.12.10     Except as set forth in Schedule 5.12.10, no (i) Current Government Contract of the Company or its owners was awarded to the Company or Seller (solely with respect to the Business) pursuant to a procurement process that was restricted or set aside to bidders having socioeconomic preferential status (small business, small disadvantaged business, 8(a) concern, woman owned small business, veteran owned business, service disabled veteran owned small business, HUBZone, disadvantaged business entity, minority business entity, etc.) under the Small Business Act, as amended, or any other similar federal, state, or local law (“Preferred Bidder Status”), and (ii) no outstanding Government Bids, if awarded to the Company would result in a Government Contract reserved or set-aside for companies having a Preferred Bidder Status
5.12.11     Since January 1, 2016, the Company and Seller (solely with respect to the Business) have not received a substantially adverse or negative past performance evaluation or rating (including but not limited to reports issued in the Contractor Performance Assessment and Rating System (“CPARS”)), and no such past performance evaluation or rating has assessed an adjectival rating less favorable than “Satisfactory” or has stated that a contracting official would not award a contract to the Company or Seller (solely with respect to the Business). All existing CPARS reports issued since January 1, 2016 relating to the Company or Seller (solely with respect to the Business) and in the Company or Seller’s possession have been made available to the Investors.
5.12.12     The Company and Seller (solely with respect to the Business) have timely reported subject inventions, have timely elected title in patents, and have timely applied for patents as required under the terms of the Company’s and Sellers’ (solely with respect to the Business) Government Contracts, and have taken all other measures required by Law or reasonably necessary to prevent to the greatest extent possible a Governmental Authority from taking title in any patents or subject inventions material to the Company. The Company and Seller (solely with respect to the Business) have timely, accurately, and in the proper form filed assertions and placed markings required to grant each Governmental Authority no more than the minimum rights required by Law and the terms of the Company’s and Seller’s Governmental Contracts for computer software or technical data delivered, ordered, or subject to deferred ordering under the Company’s and Sellers’ (solely with respect to the Business) Government Contracts.
5.12.13    Schedule 5.12.13 lists all requests by the Company and Seller (solely with respect to the Business) made to Governmental Authorities, prime contractors, and higher-tier subcontractors pursuant to Government Contracts seeking reimbursement for paid leave provided to contractor employees to keep them in a ready state pursuant to Section 3610 of the CARES Act. All such Section 3610 reimbursement requests were made in good faith and in full compliance with the terms and conditions of Government Contracts, the CARES Act, and any agency implementing regulations, directives, or class deviations or policies.
5.12.14     The Company and Seller (solely with respect to the Business) is not currently performing any Current Government Contract, and is not performing work in anticipation of award of a Government Contract or option under a Current Government Contract, prior to award, option exercise or modification or making any expenditures or incurring costs or obligations in excess of any applicable limitation of government liability, limitation of cost, limitation of funds or similar clause limiting the U.S. Government’s liability on any Current Government Contract or anticipated Government Contract, including but not limited to any work being performed “at risk” in advance of receipt of funding or funding commitments.

5.12.15     The Company and Seller have complied in all respects with (i) all requirements relating to the safeguarding of, and access to, classified information under each Government Contract and (ii) any Law relating to the safeguarding of, and access to, classified information; and all violations thereof have been reported to the appropriate Governmental Authority and contracting parties as required by any Government Contracts or any Law relating to the safeguarding of, and access to, classified information.
5.12.17    Since January 1, 2016, the Company and Seller have complied in all material respects with all necessary data security, cybersecurity, and physical security systems and procedures and all applicable Laws and Government Contract requirements restricting the access to, or dissemination of sensitive information, including 48 C.F.R. 252.204-7012, National Institute of Standards and Technology Special Publication 800-171, the International Traffic in Arms Regulations (22 C.F.R. Subchapter M), and the National Industry Security Program Operating Manual (32 C.F.R. Part 117). Any data security, cybersecurity or physical security breaches related to any Government Contract has been reported to any applicable Governmental Authority or higher tier contractor to the extent required by Law or Government Contract.
5.12.18    Seller has requested that the Defense Counterintelligence and Security Agency (“DCSA”) transfer ownership of the facility clearance belonging to Seller under Commercial and Government Entity Code 8JML8 to the Company, and Seller and the Company have provided all information requested or required by DCSA to effectuate the change in ownership.
5.13.    Intellectual Property.
5.13.1    Schedule 5.13.1 lists all Intellectual Property currently owned or purported to be owned by the Company that is: (i) subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, indicating for each, the applicable jurisdiction, title, registration number (or application number), and the date issued (or date filed) (the “Intellectual Property Registrations”); and (ii) material to the operation of the Business, but are not subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction. All required filings and fees related to Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars.
5.13.2    Schedule 5.13.2 contains a complete and accurate list of all Software owned or purported to be owned by the Company which is material to the operation of the Business (the “Purchased Software”), including (i) the name of the Software, and (ii) a description of the Software. Neither the Company nor any Person acting on the Company’s behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code to the Purchased Software (“Company Source Code”). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the disclosure or delivery by or on behalf of the Company of any Company Source Code. The Company possesses and otherwise maintains at least one (1) copy of the Company Source Code.
5.13.3    Schedule 5.13.3 contains a complete and accurate list of all Publicly Available Software that is incorporated into any Software distributed by the Company. The Company is in, and in the past three (3) years has been in, compliance in all material respects with all applicable licenses with respect to Publicly Available Software, including all notice and attribution requirements. None of the Purchased Software incorporates, embeds, or is distributed or installed with, statically or dynamically links with, or otherwise interacts with any Publicly Available Software or other elements in a manner that results in any obligation to distribute, license or otherwise make available Purchased Software, either in whole or in part: (i) in source code form; (ii) on a royalty-free basis; (iii) for the purpose of making derivative works; or (iv) in a manner that would obligate the Company to covenant not to sue third persons for infringement of the Company Intellectual Property.
5.13.4    Schedule 5.13.4 contains a complete and accurate list of (i) all Contracts by or through which other Persons grant the Company rights or interests in or to any Intellectual Property that necessary for the conduct of the Business (excluding Contracts for COTS Software, Contracts between the Company and its employees that are in the Company’s standard form of proprietary information and inventions assignment agreements, and Contracts for Publicly Available Software), and (ii) all Contracts by or through which the Company grants other Persons rights or interests in or to any Intellectual Property (excluding non-exclusive licenses to customers and other end users pursuant to the Company’s standard form of agreements, in each case without material deviation therefrom) (the “Intellectual Property Licenses”). The Company has provided the Investors with true, correct and complete copies of all Intellectual Property Licenses. All Intellectual Property Licenses are valid, binding and enforceable between the Company and, to the Knowledge of Seller, the other parties thereto. The Company is not and, to the Knowledge of Seller, no other party thereto is in material breach of or default under (or is alleged to be in material breach of or default under) or has provided or received any written notice of material breach or default of or any intention to terminate for material breach or default, any Intellectual Property License. The consummation of the transactions contemplated by this Agreement will not cause the termination or impairment of any rights granted under any Intellectual Property License.
5.13.5    The Company exclusively owns all right, title and interest in and to, free and clear of Liens (other than Permitted Liens), or has the right to use pursuant to a valid and enforceable written Intellectual Property License, all of Intellectual Property that is necessary for the conduct of the Business as presently conducted, including the Intellectual Property owned or purported to be owned by the Company and the Intellectual Property licensed to the Company pursuant to the Intellectual Property Licenses (collectively, the “Company Intellectual Property”). The Company Intellectual Property will be owned and available for use by the Company following the Closing on substantially identical terms and conditions as it was owned or available for use by the Company prior to the Closing. The Company Intellectual Property, together with the Intellectual Property licensed to the Company pursuant to the Intellectual Property Licenses, constitutes all of the Intellectual Property necessary for the conduct of the Business as currently conducted.
5.13.6    Neither the Company Intellectual Property owned or purported to be owned by the Company, nor the Company’s conduct of the Business, as currently conducted and has been conducted during the six (6) years prior to the date hereof, has or does infringe(d), violate(d) or misappropriate(d) any Intellectual Property right of any Person. None of the Company Intellectual Property is subject to any outstanding Order and the Company has not received any communication, and no Proceeding has been instituted, settled or, to the Knowledge of Seller, threatened that alleges any such infringement, violation or misappropriation. The Company is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Proceeding. To the Knowledge of Seller, no Person is misappropriating, violating or infringing upon, or has misappropriated, violated or infringed during the six (6) years prior to the date hereof, the Company Intellectual Property owned or purported to be owned by the Company. No employee or consultant of the Company has claimed rights to or any interests in or to any of the Company Intellectual Property.

5.13.7     Except as set forth on Schedule 5.13.7, the Company has entered into written Contracts, in the form of the Company’s standard form agreement, with each current and former employee, consultant, or independent contractor who has contributed to the invention, creation, or development of any Company Intellectual Property Rights during the course of employment or engagement with the Company whereby such Person: (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such Person within the scope of such Person’s engagement or other relationship with the Company; (ii) grants to the Company an assignment of any and all ownership interests such Person may have in or to such Intellectual Property; and (iii) waives any right or interest regarding any such Intellectual Property, to the extent permitted by applicable Law. To the extent such Contracts relating to the Business were entered into with Seller, such Contracts have been assigned to the Company prior to Closing.
5.13.8    The Company has taken reasonable and appropriate steps to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other Person to the Company. Without limiting the foregoing, the Company has, and enforce, policies requiring each employee, consultant, and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms, and all current and former employees, consultants and contractors of the Company have executed such an agreement in substantially the Company’s standard form. To the extent such Contracts relating to the Business were entered into with Seller, such Contracts have been assigned to the Company prior to Closing.
5.13.9    Neither this Agreement nor the transactions contemplated by this Agreement will result in: (i) the Company granting to any third party any right to or with respect to any Company Intellectual Property, (ii) the Company being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of the Business, or (iii) the Company being obligated to pay any royalties or other material amounts to any third party in excess of those payable in the absence of this Agreement or the transactions contemplated hereby.
5.13.10 No Company Intellectual Property owned or purported to be owned by the Company is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or commercialization thereof by the Company.
5.13.11 Except as set forth on Schedule 5.13.11(a), no funding, facilities or resources of a Governmental Authority or a university, college, other educational institution or research center was used in the development of the Company Intellectual Property owned or purported to be owned by the Company, and except as set forth on Schedule 5.13.11(a) (setting forth the funding Contract or instrument, an identification of the segregable item of Company Intellectual Property, and the rights that have been asserted by the Company and its owners to the Governmental Authority), no Governmental Authority, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property owned or purported to be owned by the Company, beyond those non-exclusive rights granted by the Company to its customers in the ordinary course of business on Company’s standard form so customer Contracts. Except as set forth on Schedule 5.13.11(b), no current or former employee, consultant or independent contractor of the Company who contributed to, the creation or development of any Company Intellectual Property was simultaneously engaged to provide services for the government, a university, college or other educational institution, or a research center, during the period of time during which such employee, consultant or independent contractor was also employed or engaged to perform services for the Company.

5.14.    Contracts and Commitments.
5.14.1    Schedule 5.14.1 sets forth a true, correct and complete list of the following Contracts (together with any amendments, modifications and supplements thereto or waivers thereunder) to which the Company is currently a party, other than Current Government Contracts and Government Bids, which are listed on Schedule 5.12.1, and Intellectual Property Licenses, which are listed on Schedule 5.13.4 (collectively, and together with the Government Contracts and Government Bids set forth on Schedule 5.12.1 and the Intellectual Property Licenses set forth on Schedule 5.13.4, the “Material Contracts”):
(a)    all Contracts (or group of related Contracts with respect to a single transaction or series of related transactions) that that involve future payments, performance of services or delivery of goods or materials (including for the avoidance of doubt any Contract for capital expenditures or the acquisition or construction of fixed assets) of any amount or value reasonably expected to exceed $250,000 in any future twelve (12)-month period, except for employment agreements or offer letters with employees of the Company;
(b)    all agreements with a Transferred Employee pursuant to which such Transferred Employee is entitled to receive base annual compensation or fees in excess of $150,000 from the Company or Seller;
(c)    severance, termination, retention, non-competition or change of control agreement with any Employee, officer or Independent Contractor or agreements relating to loans to officers, managers, members, Employees, Independent Contractors or Affiliates, in all cases, that provide for in excess of $10,000 in any instance, or any collective bargaining agreement or any other Contract with any labor union, labor organization or other representative of employees;
(d)    all Contracts relating to any Employee Benefit Plan;
(e)    all security agreements, purchase money agreements, conditional sales contracts, capital leases or other similar agreements created or assumed by, or permitted to be created by written document made or accepted by, the Company and any other Contract, in each case granting a Lien on any asset of the Company;
(f)    all franchise, distributorship, partnership or joint venture agreements or other agreements involving a sharing of profits and losses by the Company with any other Person (other than marketing or endorsement agreements under which aggregate annual payments do not exceed $10,000);
(g)    all agreements for the acquisition or sale of substantially all of the assets or any of the outstanding voting equity securities of any Person or any business and each agreement relating to a merger or consolidation with any Person with respect to the Business (other than this Agreement);
(h)    all Contracts with a Material Customer or Material Supplier;
(i)    all Contracts between the Company, on the one hand, and an Affiliate of the Company, on the other hand;
(j)    all Contracts relating to indebtedness (including guarantees thereof) of the Company;

(k)    all Contracts under which the Company is a lessee of, holds or operates, Tangible Personal Property owned by any other Person, except for any agreement under which the aggregate rental payments would not reasonably be expected to exceed $100,000 in any future twelve (12)-month period;
(l)    all Contracts under which the Company is a lessor of or permits any Person to hold or operate any Tangible Personal Property owned or controlled by the Company, except for any agreement under which the aggregate rental payments would not reasonably be expected to exceed $25,000 in any future twelve (12)-month period;
(m)    Contracts or agreements containing any covenants that in any way purport to restrict the Company’s business activity, location or limit the freedom of the Company to engage in any line of business, to compete with any Person or to employ or solicit, hire or engage the services of any Person, including most favored customer/nation or supplier provisions, rights of first refusal or rights of first negotiation or similar rights, requirements to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions, exclusivity provisions or other limitations on the Company’s right to sell any product or service or to purchase or otherwise obtain intellectual property of any nature whatsoever;
(n)    the Original Contribution Agreement and the Contribution Agreement Amendment;
(o)    the Novation Agreements;
(p)    all agreements that relate to a settlement, release, compromise or waiver of any material rights, claims, obligations, duties or Liabilities that relate exclusively to the Business
(q)    any Contract for the sale of any assets, properties or rights of the Company other than the sale of services or products in the ordinary course of business;
(r)    all Real Property Leases and any Contract pursuant to which the Company is a lessor of real property under which the aggregate annual rent or lease payments do not exceed $50,000;
(s)    any Contract providing for payments, rebates, discounts or other allowances, credits or deductions to or by any Person based on sales, purchases or profits, and a description of any Liability with respect to any such payments, rebates, discounts or other allowances, credits or deductions that the Company will or may have to any Person based on sales, purchases or profits that occurred prior to the Closing;
(t)    each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Company, other than in the ordinary course of business; and
(u)    any other Contract that is material to the Company or the Business and it not terminable upon ninety (90) days’ notice or less without any Liability to the Company, except Liabilities with respect to products or services ordered before the termination thereof any not previously disclosed pursuant to this Section 5.14.1.
5.14.2    Seller has made available to the Investors true, correct and complete copies of all Material Contracts and true, correct and complete descriptions of all material terms of any oral Contracts described therein. With respect to each of the Material Contracts: (i) such Contract is in full force and effect and is the legal, valid and binding obligation of the Company and, to the Knowledge of Seller, of the other parties thereto and enforceable against the Company and, to the Knowledge of Seller, against the other parties thereto in accordance with its terms (in each case, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity); (ii) the Company is not in breach or default (other than a de minimis breach or default) under any such Contract, and to the Knowledge of Seller, nor is any other party thereunder, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a breach or default (other than a de minimis breach or default) by the Company or, to the Knowledge of Seller, any other party thereunder, give the Company or any other party thereunder the right to exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any such Contract (including as a result of COVID-19 or COVID-19 Measures), or cause the creation of any Lien on any of the Company’s assets; and (iii) no party to any of such Contracts has given written notice or, to the Knowledge of Seller, oral notice of any dispute with respect to such Contract. No other party to any Contract required to be listed in Schedule 5.14.1 or any Government Contract or Government Bid has given written notice or, to the Knowledge of Seller, oral notice of its intention to cancel or terminate any such Contract or to decrease, limit or modify the goods or services purchased from, or provided to, the Company under any such Contract.
5.14.3    There are no Material Contracts that cannot be readily fulfilled or performed by the Company without undue or unusual expenditure of money or preparation, action or arrangement outside of the ordinary course of business as a result of COVID-19 or any Laws related thereto. No counterparty to any Material Contract has indicated a desire to renegotiate such Material Contract as a result of COVID-19 or any Laws related thereto. The Company has not received any written notice pursuant to a force majeure clause of any Material Contract from any counterparty to such Material Contract to excuse non-performance of contractual obligations due to business interruptions or losses caused by COVID-19.
5.15.    Product and Service Warranties. Except as set forth on Schedule 5.15(i) or specifically reflected, reserved against (all such reserves being made in accordance with GAAP) or otherwise disclosed on the Latest Balance Sheet, there are no pending or, to the Knowledge of Seller, threatened claims, Proceedings or investigations with respect to any unresolved warranty or guarantee concerning any product sold by the Company or any services rendered by the Company. Schedule 5.15(ii) sets forth a list of all customer claims with respect to any warranty or guarantee with respect to products sold or services offered by the Company or Seller (solely with respect to the Business) in the prior two (2) years.
5.16.    Insurance. Schedule 5.16 sets forth an accurate description of each insurance policy (including whether such policy is claims made or occurrence based) currently utilized and/or maintained by the Company with respect to its properties, assets, employees and Business issued by responsible insurance companies, in such types and amounts and covering such risks as are necessary for the operation of the Business. All of such insurance policies are, and immediately following the Closing will continue to be, legal, valid, binding and enforceable and in full force and effect, and the Company is not in breach or default (or with the giving of notice or lapse of time or both, would be in breach or default) with respect to its obligations under such insurance policies (including with respect to payment of premiums). Except as set forth on Schedule 5.16, the Company maintains all insurance policies required to be maintained by them pursuant to the terms and conditions of any active Contract with any customer or supplier of the Business. As of the date hereof, the Company has not received (i) notice of cancellation or notice of failure to renew of any such insurance policy or refusal of coverage thereunder, (ii) written notice that any issuer of such policy has filed for protection under applicable bankruptcy Laws or is otherwise in the process of liquidating or has been liquidated, (iii) notice of any material adjustment in the amount of the premiums payable with respect to any such insurance policy, nor (iv) any other notice that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder. All premiums payable with respect to such policies that are due and payable have been paid, and the Company has timely filed all claims under such insurance policies. Except as set forth on Schedule 5.16, there is no pending claim under any such insurance policy.
5.17.    Litigation. Except as set forth on Schedule 5.17(i), there is no (i) outstanding Order, writ, injunction, fine, citation, award, decree or any other judgment of any kind whatsoever of any Governmental Authority against Seller, the Company, the Business or any of their properties or assets, or (ii) pending Proceeding of any kind or nature whatsoever, or to the Knowledge of Seller, threatened, against Seller or the Company (including any of their assets or properties) or the Business, and Seller has no Knowledge of any basis for any of the foregoing. There are no Proceedings pending or, to the Knowledge of Seller, threatened, against Seller, the Company or the Business which would give rise to any right of indemnification on the part of any officer, equity holder, manager, director, employee or agent of the Company or heirs, executors or administrators thereof against the Company or any successors. Schedule 5.17(ii) sets forth each Proceeding against Seller (solely with respect to the Business), the Company or the Business in the three (3) years prior to the date hereof that has been fully adjudicated, settled, resolved or otherwise is no longer pending as of the Closing Date.
5.18.    Employees and Independent Contractors.
5.18.1    Schedule 5.18.1 contains a complete list of the names of all Persons who are Employees or Independent Contractors of the Company as of the date hereof, specifying (i) with respect to each hourly Employee, the title, rate of hourly pay and location(s) where such Employee works, in each case, as of the Closing Date, (ii) with respect to each salaried Employee, the title, rate of salary and commission, incentive-based compensation and bonus structure and location(s) as of the Closing Date, (iii) with respect to each Independent Contractor, location(s) where such Independent Contractor performs services, amounts earned for such services in 2020, and the compensation arrangement as of the Closing Date, and (iv) with respect to each such Person (a) the date of hire or engagement, and (b) if an Employee, (1) whether the Employee is classified as exempt or non-exempt under any of the following: the Fair Labor Standards Act and any other applicable wage and hour Law, (2) whether or not such Employee is furloughed, on a leave of absence, on short or long term disability, or out of work as a result of a workers’ compensation claim and, if so, the date such absence began and the anticipated date of return, (3) the state and country in which such Person is employed and (4) any outstanding loans or advances made to them. Except as set forth on Schedule 5.18.1, the Company has the right to terminate the employment of each of its employees at will, and to terminate the engagement of any of their Independent Contractors or leased Employees without payment (whether for compensation or benefits) to such leased Employee or Independent Contractor other than for services rendered through termination. The Employees, Independent Contractors and leased Employees previously employed or engaged by Seller and whose work pertains to the Business have been terminated by Seller and hired or engaged by or on behalf of the Company prior to the date of this Agreement. Prior to the date hereof, the Company (for purposes of this sentence only, the Company shall only be interpreted to include Luna Labs USA, LLC) has never had any Employees or Independent Contractors.
5.18.2    To the Knowledge of Seller, no outside sales representatives, consultants, independent contractors, expressly including contract or leased workers employed by temporary hiring agencies which provide services to or one behalf of the Company, in all cases, providing services to the Business (collectively, “Independent Contractors”) has any reasonable basis to claim status as an Employee of the Company. Each of the Company and Seller (solely with respect to the Business) have accurately classified all service providers as either employees or independent contractors for all Tax purposes. The Company has not incurred, and to Seller’s Knowledge, no circumstances exist under which the Company likely would incur, any Liability arising from the misclassification of Independent Contractors. During the three (3) year period prior to Closing, the Company has accurately reported the compensation of each Independent Contractor on IRS Form 1099 or other applicable Tax forms for independent contractors when required to do so. To Seller’s Knowledge, there are no facts or circumstances that would be likely to cause Liability to the Company from an Independent Contractor being deemed an Employee of the Company.
5.18.3    Except as set forth on Schedule 5.18.3, no Proceeding is pending or has existed during the past three (3) years, or, to the Knowledge of Seller, is threatened against the Company by or on behalf of any past or present Employee or applicant for such employment with the Company, or any past or present Independent Contractor or any Governmental Authority as to any Employee or Independent Contractor. There is currently no, and during the past three (3) years, there has been no, material violation of any Contract between the Company, on one hand, and any Employee, leased employee of the Company or Independent Contractor, on the other hand. Excluding amounts to be paid under the current payroll cycle, the Company has paid in full to all of its Employees and Independent Contractors all wages, salaries, bonuses, earned commissions and other compensation due and payable to them or otherwise arising under any applicable Law, plan, policy, practice, program or agreement and has not unlawfully withheld any such wages, salaries, bonuses, benefits, commissions or other compensation. The Company has properly withheld all amounts required by Law or agreement to be withheld from the wages or salaries due to its employees. Except as set forth on Schedule 5.18.3, there are no outstanding, and during the past three (3) years there have been no, Orders or settlements to which the Company is a party or which otherwise binds the Company with respect to any Liability related to its Employees or former Employees, its leased Employees or former leased Employees, its Independent Contractors or former Independent Contractors, or the Business.
5.18.4    The Company is, and has been for the past three (3) years, in compliance in all material respects with all applicable Laws relating to employment and employment practices (including the appropriate designation of individuals as contractors or Employees, and the proper designation of certain employees as “exempt”), workers’ compensation, terms and conditions of employment, worker safety (including the federal Occupational Safety and Health Act and any related applicable state or local Laws relating to COVID-19 workplace requirements), wages and hours, employee accommodation and leave issues (including the federal Americans with Disabilities Act, Family and Medical Leave Act, Emergency Paid Sick Leave Act, the Emergency Family and Medical Leave Expansion Act, and any related applicable state or local Laws relating to COVID-19 leave), civil rights, discrimination, harassment, retaliation, whistleblowing, immigration, and plant closing and layoffs (including WARN). The Company has not effectuated a “plant closing” or “mass layoff” (each as defined in WARN) or taken any other action that would trigger notice or Liability under any applicable state, local or foreign plant closing and/or mass layoff notice Law. The Company is, and has been, in compliance with WARN. The Company has not had any mass layoffs of Employees within ninety (90) calendar days prior to the Closing Date. All Employees are, and all former employees of the Company whose employment was terminated, voluntarily or involuntarily, within the three (3) years prior to the date of this Agreement, were legally authorized to work in the United States. Further, at all times prior to the date of this Agreement, the Company was in material compliance with both the applicable employment verification provisions (including the paperwork and documentation requirements and completion of I-9 Forms). The Company has complied in all material respects with all regulations, including all applicable state and local orders, and Occupational Safety and Health Administration and Centers for Disease Control and Prevention requirements, pertaining to conducting business in light of COVID-19.
5.18.5    Except as set forth on Schedule 5.18.5, to Seller’s Knowledge, no Employee is a party to or is bound by any confidentiality agreement, non-competition agreement or other Contract (with any Person) that would be reasonably likely to have an adverse effect on the performance by such Employee of any of his duties or responsibilities as an Employee.
5.18.6    Except as set forth on Schedule 5.18.6, no Employee paid in excess of $100,000 has terminated his or her employment, or to Seller’s Knowledge, intends to terminate his or her employment, within six (6) months prior to the date hereof. During the three (3) year period prior to Closing, the Company has utilized proper risk classification codes and descriptions in accordance with all applicable workers’ compensation Laws. No Employee has made a workers’ compensation claim based on or relating to COVID-19.
5.18.7    Except as set forth on Schedule 5.18.7, the Company is not subject to any strike, picketing, work slowdown, work stoppage or lockout or, to the Knowledge of Seller, any threats thereof, nor has there been any such activity within the past three (3) years. The Company is not party to, and are not otherwise bound by, any Contract, collective bargaining agreement or any other type of agreement with any labor organization or other representative of any of their respective Employees, and no such Contract, collective bargaining agreement or other agreement is currently being negotiated by or on behalf of the Company or, to Seller’s Knowledge, any Employees, nor, to Seller’s Knowledge, is any Employee represented by a union or labor organization or subject to a collective bargaining agreement. To the Knowledge of Seller, within the last three years, no organizational attempt has been made on behalf of any union or collective bargaining unit with respect to any of the employees of the Company. There is no unfair labor practice, labor dispute (other than routine individual grievances), demand or Proceeding pending or, to the Knowledge of Seller, threatened, involving, on one hand, any Employee or former employee of the Company or labor organization (or other representative) and, on the other hand, the Company.
5.18.8    To the Knowledge of Seller, in the last five (5) years, (i) no written or otherwise reported allegations of sexual harassment have been made against any officer of the Company, and (ii) the Company has not entered into any settlement agreements related to allegations of sexual harassment or misconduct by an officer of the Company. The Company is not party to a settlement agreement with a current or former officer, employee or independent contractor resolving allegations of sexual harassment by either (A) an officer of the Company or (B) an Employee.
5.19.    Employee Benefits.
5.19.1    Schedule 5.19.1 sets forth a true, correct and complete list of all of the Employee Benefit Plans which the Company, or any ERISA Affiliate, sponsors, maintains or contributes to, is required to contribute to, or has or could reasonably be expected to have any Liability of any nature with respect to, for the benefit of one or more present or former Employee, leased Employee, Independent Contractors, officers, directors, managers or members of the Company or any of their respective dependents or beneficiaries (referred to collectively as the “Company Employee Benefit Plans” and individually as a “Company Employee Benefit Plan”. True, correct and complete copies of the following have been provided to the Investors: (a) all of the Company Employee Benefit Plans (or, with respect to any Company Employee Benefit Plan that is not set forth in writing, a written description of such plan), (b) with respect to the Company Employee Benefit Plan that is intended to be a qualified plan within the meaning of

Section 401(a) of the Code, the most recent determination letter issued by the IRS, or, if such plan is a prototype, the IRS opinion or advisory letter on which the Company may rely, (c) Forms 5500 (including attachments thereto) for the past three (3) years, and (d) all summary plan descriptions, service agreements, stop loss insurance policies, all related Contracts and documents (including all compliance reports and testing results for the past three (3) years and all material correspondence with any Governmental Authority with respect to any Company Employee Benefit Plan.
5.19.2    The Company has never sponsored, maintained, established, participated in, contributed to, been required to contribute to, and the Company has no Liability (including any contingent Liability resulting from the Company being considered an ERISA Affiliate of any Person) with respect to, any of the following: (i) any plan subject to Section 302, 303 or 304 of ERISA, Title IV of ERISA, or Sections 412, 430, 431 or 432 of the Code; (ii) any “multiemployer pension plan” as such term is defined in Section 3(37) of ERISA; (iii) any multiple employer plan as described in Section 413(c) of the Code; (iv) any welfare plan funded by a “voluntary employee beneficiary association” as such term is defined in Section 501(c)(9) of the Code; (v) any “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA; or (vi) any plan providing a self-insured benefit. None of the Company Employee Benefit Plans promises or provides health, life or other welfare benefits to retirees or former employees, or severance benefits, except as required by Code Section 4980B, Sections 601 through 609 of ERISA, or comparable state Laws.
5.19.3    The Company (i) has not and has had no Liability (whether or not assessed) for a penalty or assessable payment under Section 4980H of the Code and does not reasonably expect to have any Liability for such a penalty or assessable payment for any month and (ii) has timely and accurately filed and distributed Forms 1094-C and 1095-C in accordance with the requirements of Sections 6055 and 6056 of the Code and the regulations and related guidance promulgated thereunder. With respect to the Company Employee Benefit Plans, the Company has made, on or before the Closing Date, all payments required to be made by them on or before the Closing Date and have accrued (in accordance with GAAP) as of the Closing Date all payments due but not yet payable as of the Closing Date. Schedule 5.19.3 sets forth all accrued sick time, vacation time or any other paid time off or related obligations as of the Closing, listed by employee.
5.19.4    All of the Company Employee Benefit Plans are, and have been, operated in all material respects in compliance with their provisions and with all applicable Laws including ERISA and the Code and the regulations and rulings thereunder. With respect to each of the Company Employee Benefit Plans that is intended to be qualified under Section 401(a) of the Code, each such plan has been determined by the IRS to be so qualified, and no circumstances exist that would cause such qualified status to be revoked for any period.
5.19.5    Neither the execution of this Agreement or any other agreement, instrument, certificate or document contemplated hereby nor the consummation of the transactions contemplated hereby or thereby, alone or in connection with another event, will (i) entitle any current or former Employee, leased Employee or Independent Contractor of the Company to severance pay or any other payment or benefit, including any Transaction Bonus, other than those Transaction Bonuses set forth on Schedule 2.2.1(iii); (ii) accelerate the time of payment or vesting of, or increase the amount of, any compensation or benefit due to any current Employee, leased Employee or Independent Contractor of the Company; (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under any Company Employee Benefit Plan; (iv) otherwise give rise to any material Liability under any Company Employee Benefit Plan, or (v) result in any payment or benefit to any current or former Employee, leased Employee or Independent Contractor of the Company under any Company

Employee Benefit Plan or otherwise that would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. The Company is not obligated to make any “gross-up” payment with respect to, nor does the Company have any indemnity obligation for, any Taxes or penalties imposed under Sections 4999 or 409A of the Code.
5.19.6    There are no Proceedings that have been asserted, instituted or threatened against or in connection with any of the Company Employee Benefit Plans. Each Company Employee Benefit Plan may be terminated upon not more than thirty (30) days’ notice without further material Liability to the Company.
5.20.    Customers and Suppliers.
5.20.1    Schedule 5.20.1 sets forth (i) the top twenty (20) largest customers of the Business as measured by the dollar amount of purchases thereby for each of the years ended December 31, 2021 and December 31, 2020, showing the total sales by the Business to each customer for each such period (the “Material Customers”) and (ii) the top ten (10) suppliers to the Business for each of the years ended December 31, 2021 and December 31, 2020, showing the total sales by each such supplier to the Business during each such period (the “Material Suppliers”).
5.20.2    Except as set forth on Schedule 5.20.2, since December 31, 2019, no Material Customer or Material Supplier has terminated its relationship with the Company or materially reduced or changed the pricing, volume, timing or other terms of its business with the Company and, except as set forth on Schedule 5.20.2, no Material Customer or Material Supplier has notified the Company that it intends to terminate or materially reduce or change the pricing, volume, timing or other terms of its business with the Company.
5.21.    Related Party Transactions. Except as disclosed on Schedule 5.21, for employment agreements with any employee of the Company, and the purchase of Common Units of the Company pursuant to the Management Equity Purchase Agreement, no Seller, director, manager, member, officer or, to Seller’s Knowledge, employee of the Company or any Affiliate thereof, (i) is a party to any agreement, Contract, commitment or transaction with the Company or, any of its directors, managers or officers, or to Seller’s Knowledge, any of its equityholders, members, employees or Affiliates, or has any interest in any property or assets used by the Company, or (ii) is the direct or indirect owner of an interest in any Person that is a competitor, supplier or customer of the Company. Except as set forth and described on Schedule 5.21, none of the assets or properties, tangible or intangible, that are used by the Company are owned by Seller or its Affiliates (other than the Company).
5.22.    Information Technology and Privacy Laws.
5.22.1    All Software, computer hardware, microprocessors, networks, servers, data centers, firmware and other information technology and communications equipment used in the Business (“Information Technology”) is either owned by, or leased or licensed to, the Company, except to the extent provided by Seller pursuant to the Transaction Services Agreement. All of the Information Technology owned or purported to be owned by the Company is held by the Company as the sole, legal and beneficial owner and is held free of all Liens (other than Permitted Liens) or any other similar third party rights or interests. The Information Technology has the capacity and performance necessary to fulfill the requirements that it currently performs. As of the Closing, no such Information Technology contains any device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software or any virus, malware, “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or other code or routines that permit unauthorized access to or the unauthorized disablement or erasure of the Information Technology, Company Intellectual Property, or information or data contained in the Information Technology or other Software of users. In the past twelve (12) months, there has been no failure or other substandard performance of any Information Technology which has caused any disruption to the Business. The Company maintains back-up and recovery capabilities and business continuity plans, procedures, and facilities designed to ensure that a problem with all or a part of the Information Technology does not impact in any material respect the Business. The Company has tested such back-ups, disaster recovery, and business continuity, procedures, and facilities and determined they function effectively. There have been no material breaches of the Company’s security procedures or any material unauthorized incidents, whether attempted or successful, of access, use, disclosure, modification or destruction of information (including Personal or Protected Information), data, or software, or interference with systems operations in all or any portion of the Information Technology.
5.22.2    The Company’s receipt, collection, monitoring, maintenance, creation, transmission, use, analysis, disclosure, storage, disposal, processing and security (collectively, “Processing”) of Personal or Protected Information has complied, and complies, with all: (i) Contracts to which the Company is a party; (ii) all applicable Laws, including all Information Privacy and Security Laws; (iii) requirements under the Payment Card Industry Data Security Standard (“PCI DSS”), to the extent applicable to the Company; (iv) Authorizations that relate to the Company’s receipt, access, use and disclosure of Personal or Protected Information; and (v) applicable privacy policies adopted by the Company or otherwise utilized in the Business (collectively, (i)–(v), the “Privacy Requirements”). The Company has taken reasonable steps to protect Personal or Protected Information against loss, and against unauthorized access, use, modification, disclosure, or other misuse. The Company has all necessary authority, consents, and authorizations to Process the Personal or Protected Information in the Company’s possession or under its control in connection with the operation of the Business. No Proceeding has been asserted or threatened against the Company alleging a violation of any Person’s privacy rights, personal information rights, or data rights, and the consummation of the transactions contemplated by this Agreement and the continued operation of the Business thereafter will not result in any such violation or in any violation of any Privacy Requirement. There has been no unauthorized access to, or use, disclosure, or loss, of Personal or Protected Information where the Company was required by any Privacy Requirement to notify any third party (including the individual data subject, any Governmental Authority, or any customer) of such incident. The Company does not collect, use or disseminate Personal or Protected Information or any other personal data of residents of the European Union or the European Economic Area.
5.22.3    In connection with each third-party servicing or outsourcing arrangements in which the Company provides such third party service provider with access to Personal or Protected Information, the Company has contractually obligated any such service provider to (i) comply with the applicable Information Privacy and Security Laws with respect to Personal and Protected Information, to the extent applicable, (ii) take reasonable steps to protect and secure Personal and Protected Information from unauthorized disclosure, and (iii) only use Personal and Protected Information for purposes of providing the services to the Company under the arrangement. Except for such third-party servicing or outsourcing arrangements, the Company has not sold, rented or otherwise made available, and do not sell, rent or otherwise make available, to third parties any Personal and Protected Information.
5.23.    Inventory. Except as set forth on Schedule 5.23, all Inventory, whether or not reflected on the Latest Balance Sheet, is the property of the Company, free and clear of any Liens (other than Permitted Liens), have not been pledged as collateral, is not held on consignment from others and conforms in all material respects to all standards applicable to each item of Inventory or its use or sale imposed by Governmental Authorities.
5.24.    Certain Payments. Except as set forth on Schedule 5.24, neither the Company nor any director, manager, officer, agent or employee thereof, or any other Person associated with or acting for or on behalf of the Company or the Business, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment in securing business or favorable disposition of a Governmental Authority, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or the Business, (b) violated (i) the Foreign Corrupt Practices Act of 1977, as amended, or (ii) applicable state or local anti-bribery statutes or ordinances or (c) established or maintained any fund or asset that has not been recorded in the Books and Records of the Company. Except as set forth on Schedule 5.24, no Proceeding is pending or, to Seller’s Knowledge, threatened alleging facts or circumstances that, if found to be true, would constitute a breach of the representations and warranties set forth in this 5.24.
5.25.    Environmental Matters.
    5.25.1    The Company has obtained and is in material compliance with all Authorizations required under Environmental Laws to carry on the Business (each of which is identified on Schedule 5.25.1) and, to the Seller’s Knowledge, there are no circumstances that may prevent or interfere with such compliance in the future, nor are there any capital expenditures required to maintain or achieve compliance.
    5.25.2    The operation of the Business and the Company is an has been in compliance in all material respects with all Environmental Laws. The Company has not generated, manufactured, refined, transported, treated, stored, handled, disposed, released, produced or processed any Hazardous Materials at or upon any current or former owned or Leased Real Property of the Company, except in compliance with all Environmental Laws.
    5.25.3    There are no pending or, to the Knowledge of the Seller and the Company, threatened claims, Liens, or other restrictions of any nature arising under or pursuant to any Environmental Law with respect to or affecting any Leased Real Property or any other property or asset (whether real, personal or mixed) used by the Seller or in which the Seller has an interest.
    5.25.4    The Company has not received, and to the Knowledge of the Seller and the Company, does not expect, with respect to the Business or the Company’s assets, any written notice of violation or other actual or threatened order, notice, or other communication of actual or potential or Liability under, any Environmental Law, nor does the Company have any unresolved Liability under any Environmental Law.
    5.25.5     There has been no Release or Threat of Release of any Hazardous Materials at or from any Leased Real Property or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, disposed, recycled, received or processed by the Company or the Seller, or from any other property or asset (whether real, personal or mixed) in which the Seller has or had an interest, or to the Knowledge of the Seller and the Company, any geologically or hydrologically adjoining property, whether by the Seller or any other Person.

    5.25.6    The Company has made available to the Investors copies of all environmental audits, assessments and reports and all other material environmental documents relating to the Business or the Company’s assets.
6.    Covenants of the Parties.
6.1.    Further Assurances. Subject to the terms and conditions provided herein, at any time from and after the Closing, at the request of a Party and without further consideration, each other Party shall promptly execute and deliver such further agreements, instruments, certificates and documents and perform such other actions as the requesting party may reasonably request in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement and any agreements, instruments, certificates and documents delivered hereby.
6.2.    Record Retention. For a period of six (6) years after Closing, subject to the attorney-client privilege, work product doctrine, or other similar privilege (unless pursuant to a joint defense or similar agreement), solely for the purposes of (i) complying with Section 8.3, or (ii) allowing Seller to defend a Third Party Claim in accordance with Section 7.3.2, the Investors shall cause the Company to provide Seller with reasonable access, during normal business hours and upon reasonable prior written notice, to the applicable Books and Records of the Company pertaining or relating to the period on or before the Closing Date.
6.3.    Public Announcements. Except as compelled by judicial or administrative process or by other requirements of Law, each Party agrees not to issue nor permit the issuance of any reports, statements or releases, in each case relating to this Agreement or any other agreement, instrument, certificate or document contemplated hereby or the transactions contemplated hereby or thereby, without the prior written consent of the other Parties, which consent shall not unreasonably be withheld. To the extent compelled by Law, each Party shall have the right to review any report, statement or release as promptly as possible prior to its publication and to reasonably consult with the other Parties with respect to the content thereof. Notwithstanding the foregoing, (a) subject to providing the Investors with prior notice and an opportunity to review and propose reasonable comments (which Seller shall consider in good faith), Seller (or its Affiliates) may make any disclosures required for financial reporting purposes and to the extent included in public releases or announcements made by Seller or its Affiliates in accordance with the public filing practices of Seller or its Affiliates or otherwise as required by any listing agreement with any applicable national or regional securities exchange or market, securities Laws or any other applicable Law, and (b) nothing contained or implied herein shall preclude any Party from releasing any information in connection with enforcing its rights under this Agreement or the documents contemplated hereby or in connection with the preparation and filing such Party’s Tax Returns.
6.4.    Employment Matters. The parties agree and acknowledge that as a matter of mutual convenience, the Seller shall retain all of the employees set forth on Schedule 6.4 (collectively, the “Transferred Employees”) during the period beginning upon the Closing and ending on March 14, 2022 (the “Interim Period”). The obligations of the parties during the Interim Period with regard to the Transferred Employees shall be governed by the terms of the Transition Services Agreement. Seller shall terminate the Transferred Employees on March 14, 2022. On March 14, 2022, following the termination described in the immediately preceding sentence, the Company shall promptly offer at-will employment to each such Transferred Employee at salaries or hourly wages at least equal to their current rate of pay, with benefits substantially comparable, in the aggregate, to the benefits provided to the Transferred Employees prior to the Closing Date (for the avoidance of doubt, the Seller shall not bear any such responsibility for establishing such benefit plans, programs, policies and arrangements at the

Company), provided that the Company shall not be obligated to offer employment to any Transferred Employee whose employment is terminated for any reason during the Interim Period. Except as provided in the Transition Services Agreement, nothing in this Agreement shall in any way establish any requirements or create any other Liability from Investors or the Company to any employee of Seller or the Company or to any former or future employee of Seller or the Company, including any duty, requirement, obligation or other Liability relating to continued employment, compensation, benefit plans, programs, policies and arrangements, and any other matter in connection with their employment. Except for the obligations of the Company expressly set forth in this Section 6.4 and except as provided in the Transition Services Agreement, neither the Company nor the Investors shall be responsible for any Liabilities arising or relating to the termination of employment of any employee of Seller on or before March 14, 2022, and Seller shall bear the full amount of any such Liability.
6.5.    Confidentiality. Seller shall at all times maintain the confidentiality of Confidential Information of the Business, the Company and its Affiliates, and Seller shall not disclose any such information to any Person, nor shall Seller use Confidential Information for any purpose except for the benefit of the Company. “Confidential Information” shall mean the following: (i) trade secrets concerning the Company, including product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, advertising methods, sales methods, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret under applicable Law; (ii) confidential or proprietary information concerning the Company or the Business (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials and operating procedures), however documented; (iii) notes, analyses, compilations, studies, summaries and other material prepared by or for the Company or the Business containing or based, in whole or in part, on any information included in the foregoing; and (iv) the terms of this Agreement and any other agreement, certificate, instrument and document contemplated hereby. The restrictions contained in this 6.5 shall apply regardless of whether such Confidential Information (a) is in written, graphic, recorded, photographic or any machine readable form or is orally conveyed to, or memorized by Seller, or (b) has been labeled, marked or otherwise identified as confidential or proprietary. The duty of confidentiality of Seller with regard to the Confidential Information shall not extend to: (i) any Confidential Information that, at the time of disclosure, had been previously published and was generally available and part of the public domain; (ii) any Confidential Information that is published and becomes generally available and part of the public domain after disclosure, unless such publication is a breach of this Agreement by Seller, as applicable; and (iii) any Confidential Information that is obtained by Seller from a third person who: (a) is lawfully in possession of that Confidential Information; (b) is not in violation of any contractual, legal, or fiduciary obligation to the Company, the Investors or their Affiliates with respect to the Confidential Information; and (c) does not prohibit Seller from disclosing the Confidential Information to other Persons. In the event that Seller is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena or other process or legal obligation) to disclose any Confidential Information (including the terms of this Agreement), Seller agrees to: (i) give prompt written notice to the Investors of such request or subpoena in order to allow the Investors and the Company an opportunity to seek an appropriate protective order or to waive compliance with the provisions of this Agreement; and (ii) cooperate with the Investors, the Company and their respective counsel in responding to such request or subpoena as provided below. If the Investors and the Company fail to obtain a protective order and does not waive its rights to confidential treatment under this Agreement, then Seller may disclose only that portion of any Confidential Information which Seller’s counsel reasonably advises in writing that Seller is compelled to disclose pursuant to Law. Seller further agrees that in no event will Seller oppose action to obtain an appropriate protective order or other reliable promises that confidential treatment will be accorded to the Confidential Information.
6.6.    Non-Competition; Non-Solicitation.
6.6.1    For a period (such applicable period, the “Restricted Period”) commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, Seller shall not, and shall not permit any of Seller’s Affiliates to, directly or indirectly, within the Territory, (a) engage in or assist others in engaging in the Competitive Business; (b) have an interest in any Person that engages directly or indirectly in the Competitive Business in any capacity, including as a partner, equityholder, member, employee, principal, agent, trustee or consultant; or (c) solicit, cause, induce or encourage any material actual or prospective client, customer, supplier, manufacturer or licensor of the Company in the Competitive Business (including any existing or former client or customer of the Company or of Seller (relating solely to the Business) as predecessor to the Company), or any other Person who has a material business relationship with the Company with respect to the Competitive Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller may (i) own the Class B Common Units in the Company that it will own immediately following the Closing, and (ii) own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person, so long as Seller has no active participation in the business of such Person.
6.6.2    During the Restricted Period, Seller shall not, directly or indirectly, within the Territory, (i) hire or solicit any Person who is or was in the last twelve (12) months employed by the Company (including, for the avoidance of doubt, prior employees of Seller, as predecessor to the Company, working in connection with the Business) or encourage any such employee to leave such employment, (ii) engage or solicit any Person who is or was in the last twelve (12) months engaged as a consultant by the Company (including, for the avoidance of doubt, a consultant of Seller, as predecessor to the Company, engaged in connection with the Business), where such actions would reasonably be expected to cause such consultant to cease, terminate, or materially adversely change its relationship with the Company, or (iii) make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally or otherwise, that would reasonably be expected to, directly or indirectly, disparage the Company or any of its Affiliates or any of its officers, directors, managers, members, partners, employees, advisors or businesses, or its or their reputations, except in the course of such Person’s employment or engagement with the Company or any Affiliate thereof; provided that these limitations shall not be violated by truthful statements in connection with any legal or administrative proceeding, response to legal process, governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, pleadings, depositions or other discovery in connection with such proceedings). Notwithstanding the foregoing, the solicitation restrictions in this Section 6.6.2 shall not be violated by general advertising or general solicitation not specifically targeted at the Company’s employees, consultants, or independent contractors.
6.6.3    Seller acknowledges that a breach or threatened breach of Section 6.5 or this Section 6.6 would give rise to irreparable harm to the Investors, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the Investors shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). Further, Seller acknowledges that the Investors’ damages shall not be limited to the amount of the Purchase Price that is allocated to the covenants set forth in Section 6.5 or this Section 6.6 pursuant to Section 8.5.
6.6.4    Seller acknowledges that the restrictions contained in Section 6.5 and this Section 6.6 are reasonable and necessary to protect the legitimate interests of the Investors and constitute a material inducement to the Investors to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in Section 6.5 or this Section 6.6 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in Section 6.5 and this Section 6.6 and each provision thereof and hereof are severable and distinct covenants and provisions. Notwithstanding anything herein, in the event of any breach by Seller of the covenants set forth in this Section 6.6 the Restricted Period shall be extended by the period of the duration of such breach. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
6.7.    Insurance Policies. Prior to or at the Closing, Seller shall purchase, at Seller’s sole expense, on behalf of the Company, tail insurance for any policy set forth on Section 6.7, each such tail insurance policy to cover the period set forth on Schedule 6.7. Any such tail insurance policy shall provide at least the same coverage and amount and contain terms and conditions that are no less favorable to the Company than the applicable policy maintained by the Company and Seller (related to the Business) immediately prior to the Closing and the Reorganization.
6.8.    Distribution of M&T Loan Proceeds and Repayment of Investor Promissory Notes. In connection with the consummation of the transactions contemplated hereby, the Company will borrow from M&T Bank Six Million Dollars ($6,000,000) pursuant to the Loan and Security Documents, and immediately thereafter the Company shall distribute such debt proceeds its members (on a post-Closing basis) in accordance with their respective equity capital investments, including amounts to (i) the Management Members totaling One Million Six Hundred Fifty-One Thousand Three Hundred Seventy-Six and 15/100 Dollars ($1,651,376.15) in the aggregate, (ii) Mereo Capital in the amount of Three Million Three Hundred Two Thousand Seven Hundred Fifty-Two and 29/100 Dollars ($3,302,752.29) and (iii) Point Lookout in the amount of Eight Hundred Twenty-Five Thousand Six Hundred Eighty-Eight and 07/100 Dollars $825,688.07). Mereo Capital and Point Lookout shall use such debt proceeds distribution to pay off in full their respective Investor Promissory Note, and shall, promptly following receipt, pay over or cause to be paid over such amounts to Seller in full satisfaction of such Investor Promissory Notes. For the avoidance of doubt, either or both of Mereo Capital and Point Lookout may instruct, at Closing and in connection with the funds flow of the transactions contemplated hereby, M&T Bank to directly pay over to Seller Mereo Capital’s and/or Point Lookout’s allocated portion of the debt proceeds distribution in full satisfaction of their respective Investor Promissory Notes. Seller confirms that the Management Members have covenanted pursuant to the Management Equity Purchase Agreement to use such debt proceeds distribution to pay off in full the Management Promissory Notes promptly upon receipt.
6.9.    Use of Name. Subject to the terms and conditions of this Section 6.9, Seller hereby consents to, and grants to the Company, from the Closing Date until December 31, 2023 (the “License Term”), a worldwide, royalty-free, fully paid-up, non-sublicensable (except as provided in Section 6.9.3), limited license to use the LUNA LABS trademark, service mark, and all other proprietary indicia of goods and services, including logos and other source identifies, that include the LUNA LABS trademark, whether registered or unregistered, that were used by the Company in connection with the Business on or before the Closing Date (collectively, the “Luna Marks”) for the purpose of managing, operating, and otherwise conducting the Business (such license grant, the “License”).
6.9.1    Any and all goodwill in the Luna Marks arising from use of the Luna Marks by the Company shall inure solely to the benefit of Seller. In the event that the Company is deemed by operation of law to own any rights in the Luna Marks, the Company hereby assigns such rights to Seller. The Company agrees not to, directly or indirectly, register or attempt to register in any jurisdiction any trademark or service mark that is confusingly similar to any of the Luna Marks or which would reasonably be expected to result in dilution of the Luna Marks.
6.9.2    With respect to any of the Luna Marks that includes the phrase “LUNA LABS” (such Luna Marks, the “Exclusive Marks”), the License granted to the Company shall be exclusive. With respect to any of the Luna Marks other than the Exclusive Marks, including, for the avoidance of doubt, any of the Luna Marks that includes the word “Luna” without the word “Labs,” the License granted to the Company shall be non-exclusive.
6.9.3    The Company may grant sublicenses under the License to (a) any current or future wholly-owned subsidiary of the Company; and (b) manufacturers, distributors, and other contractors solely for the purpose of providing services to the Company or otherwise acting on the Company’s behalf. All sublicenses must: (i) be subject to and consistent with the applicable terms and conditions of this Section 6.9; and (ii) terminate automatically effective as of the expiration of the License Term. The Company shall ensure that each sublicensee complies with the applicable terms and conditions of this Section 6.9.
6.9.4    The Company shall promptly notify Seller in writing of any actual, suspected, or threatened infringement, dilution, or other conflicting use of the Luna Marks by any third party of which it becomes aware. Seller has the sole right, in its discretion, to bring any action or proceeding with respect to any such infringement, dilution, or other conflict and to control the conduct of, and retain any monetary recovery resulting from, any such action or proceeding (including any settlement); provided, however, that if Seller does not to pursue any such infringement, dilution, or other conflict relating to the Exclusive Marks within twenty (20) days of the Company’s written notice, the Company shall have a right, in its discretion, upon written notice to Seller, to bring any action or proceeding with respect to any such infringement, dilution, or other conflict and to control the conduct of, and retain any monetary recovery resulting from, any such action or proceeding (including any settlement). Each Party shall provide the other Party with all assistance that the other Party may reasonably request, at the enforcing Party’s expense, in connection with any such action or proceeding.

6.9.5    Upon the expiration of the License Term, the Company hereby agrees and covenants to: (a) immediately discontinue all use of the Luna Marks with no penalty or cost whatsoever to Seller, and (b) take any and all actions necessary and appropriate to change the name of the Company, including but not limited to, the filing with the Secretary of State of Delaware of an amendment to the certificate of formation of the Company for such purpose and any other relevant filings in other jurisdictions or with other government agencies implementing such change.
6.9.6    Notwithstanding anything to the contrary herein, the Company and Seller shall attempt in good faith to resolve any dispute arising out of or relating to the License promptly by negotiation between executives who have authority to settle the controversy.
6.9.7    Each Party acknowledges that the other Party would be irreparably harmed by any breach of Section 6.9 and that damages alone may not be an adequate remedy for the breach of any of the provisions of this Section 6.9. Accordingly, without prejudice to any other rights and remedies either Party may have, each Party shall be entitled to seek the granting of equitable relief (including without limitation injunctive relief) concerning any threatened or actual breach of any of the provisions of this Section 6.9.
6.10    Escrow Amounts. No later than ninety (90) days after the Closing Date, Seller shall deposit (a) Five Hundred Thousand Dollars ($500,000) (the “Indemnity Escrow Amount”) and (b) Two Hundred Fifty Thousand Dollars ($250,000) (such amount, the “Adjustment Escrow Amount”), by wire transfer of immediately available funds, into an escrow account (the “Escrow Account”) to be established and maintained by the Escrow Agent pursuant to the terms and conditions of an escrow agreement to be entered into by the Investors, Seller, and the Escrow Agent on the date hereof (the “Escrow Agreement”). For each day after the ninetieth day (90th) that Seller fails to fund the Indemnity Escrow Amount or the Adjustment Escrow Account in accordance with the first sentence of Section 6.10, the Indemnity Escrow Amount shall be increased $50,000 per week.
6.11    Transfer of Certain Contracts. Following the Closing Date, the Parties shall commit to enter into a novation agreement with respect to any and all Government Contracts related to the Business that were awarded to the Seller. If the Seller receives any payments with respect to such Government Contracts to be novated to the Company pursuant to this Section 6.11, the Seller shall pay such amounts to the Company within sixty (60) days of their receipt of such amounts.
6.12    Accounts Receivable Collection. After the Effective Time and for a period of 180 days thereafter, the Company shall: (i) use reasonable commercial efforts to collect any and all accounts receivable or portions thereof of the Business reflected on the Latest Balance Sheet or generated by the Business since the date of the Latest Balance Sheet that are included in the Final Net Working Capital Calculation (the “Accounts Receivable”); (ii) apply the Seller’s written standard accounts receivable collection practices in all material respects in the collection of the Accounts Receivable; and (iii) not intentionally compromise, cancel, excuse or modify in any material respect any Accounts Receivable without Seller’s prior written consent, which consent shall not be unreasonably withheld.
6.13    Pursuit of Outstanding Consents. After the Effective Time and for a period of 180 days thereafter, the Company shall: (i) use commercially reasonable efforts to obtain any and all consents reflected on Schedule 2.5.1(vi) that have not been obtained prior to Closing.

6.14    Reimbursement of Company Expenses. Within 90 days following the Closing, the Company shall reimburse Seller for expenses paid by Seller on behalf of the Company with respect to post-Closing operational expenses in the amount of $27,000.
7.    Indemnification.
7.1.    Seller’s Indemnification. Seller shall defend, indemnify and hold harmless the Investors, their Affiliates (including the Company after Closing) and their respective successors and assigns, directors, officers, managers, members, partners, equity holders, employees, agents and representatives (collectively, the “Investor Group”), from and against any and all Losses arising out of, or caused by, or relating to any of the following:
7.1.1    Misrepresentation. Any inaccuracy in or breach of any representation or warranty of Seller contained in this Agreement or in any other certificate delivered by or on behalf of Seller under the terms of this Agreement.
7.1.2    Nonperformance. Any breach or failure to perform any covenant or agreement of Seller or the Company (to the extent the Company’s performance is to occur prior to or at the Closing) in this Agreement or in any other agreement, instrument, certificate or document delivered under the terms of this Agreement to be performed by Seller or the Company prior to or at the Closing or by Seller after the Closing.
7.1.3    Taxes. Any and all Indemnified Taxes.
7.1.4    Transaction Expenses. Any and all of Seller’s and the Company’s Transaction Expenses to the extent not paid concurrent with the Closing.
7.1.5    Indebtedness. Any and all of Seller’s Indebtedness and the Company Indebtedness to the extent not paid concurrent with the Closing.
7.1.6    Accounts Receivable. Any and all accounts receivable or portions thereof of the Business reflected on the Latest Balance Sheet or generated by the Business since the date of the Latest Balance Sheet that are included in the Final Net Working Capital Calculation and have not actually been collected by the Company on or before the date that is 180 days following the Closing Date.
7.1.7    Unclaimed Property Liabilities. Uncashed checks to vendors that have been outstanding for over one (1) year and any obligations relating to a failure to comply with all applicable escheat laws.
7.1.8    Excluded Liabilities Under Original Contribution Agreement/Contribution Agreement Amendment. Any and all Excluded Liabilities as such term is defined in the Original Contribution Agreement as amended by the Contribution Agreement Amendment to the extent such Excluded Liabilities are not expressly disclosed on the Disclosure Schedule and to the extent the subject of a third party claim; provided that if a claim under this Section 7.1.8 is to be made by the Investors, to the extent that the Losses associated with such Section 7.1.8 claim can reasonably be recovered pursuant to a claim under Section 7.1.1, then Investors shall pursue such claim under Section 7.1.1 (but only to the extent such Section 7.1.8 claim can reasonably be recovered pursuant to a claim under Section 7.1.1) for so long as such claim is available under Section 7.1.1 in accordance with Section 7.4 hereof.
7.2.    Investors’ Indemnification. each Investor shall defend, indemnify and hold harmless Seller and its Affiliates, successors and assigns and the directors, officers,

managers, members, partners, employees, agents and representatives of any of them (collectively, the “Seller Group”), from and against any and all Losses arising out of, or caused by, or relating to any of the following:
7.2.1    Misrepresentation. Any inaccuracy in or breach of any representation or warranty of such Investor contained in this Agreement or in any certificate delivered by such Investor under the terms of this Agreement.
7.2.2    Nonperformance. Any breach or failure to perform any covenant or agreement of such Investor in this Agreement or in any other agreement, instrument, certificate or document delivered under the terms of this Agreement to be performed by such Investor.
7.3.    Indemnification Procedures. With respect to each event, occurrence or matter (“Indemnification Matter”) as to which any member of the Investor Group or the Seller Group, as the case may be (in either case, referred to as, the “Indemnitee”), is or may reasonably be entitled to indemnification from Seller under Section 7.1 or from the Investors under Section 7.2, as the case may be (in either case, referred to as, the “Indemnitor”):
7.3.1    Notice. Within thirty (30) calendar days after the Indemnitee receives written documents underlying the Indemnification Matter or, if the Indemnification Matter does not involve a Third Party Claim, as promptly as practicable after the Indemnitee first has actual knowledge of the Indemnification Matter or of other matters from which an Indemnification Matter is reasonably likely to result, the Indemnitee shall give prompt written notice to the Indemnitor of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith (“Indemnification Notice”), together with copies of any such written documents. No delay or deficiency by an Indemnitee to give notice in respect of a Loss in the manner required by this Section 7.3.1 shall relieve the Indemnitor of any Liability under this Agreement in respect of such Loss except to the extent that such delay or deficiency actually and materially prejudices the rights of the Indemnitor with respect thereto.
7.3.2    Defense. If a third-party action, suit, claim or demand (a “Third Party Claim”) gives rise to an Indemnitor’s obligation to provide indemnification under Section 7.1 or Section 7.2, then, upon receipt of the Indemnification Notice, the Indemnitor shall have ten (10) calendar days after said notice is given to elect, by written notice given to the Indemnitee, to undertake, conduct and control, through counsel of its own choosing which is reasonably acceptable to the Indemnitee and at its sole risk and expense, the good faith defense of such claim, provided that (i) Indemnitor acknowledges and accepts in writing full liability for the applicable Indemnification Matter, and the Indemnitee shall cooperate with the Indemnitor in connection therewith; (ii) such Third Party Claim involves (and continues to involve) solely monetary damages which are not reasonably likely, in the Indemnitee’s discretion, to exceed the amount of the Indemnity Escrow Amount deposited and remaining in the Indemnity Escrow Amount; (iii) such Third Party Claim does not relate to or arise in connection with any criminal action, the Indemnitee’s relationship with any customer, supplier, manufacturer or employee, any investigation, audit or Third Party Claim of any Governmental Authority; and (iv) the Indemnitor makes reasonably adequate provision to satisfy the Indemnitee of the Indemnitor’s ability to defend, satisfy and discharge such Third Party Claim (collectively, the “Defense Conditions”). Any Indemnitee shall have the right to employ separate counsel in any such Third Party Claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be an expense of the Indemnitor unless (a) the Indemnitor shall have failed, within ten (10) calendar days after the Indemnification Notice is given by the Indemnitee as provided in the preceding sentence, to undertake, conduct and control the defense of such Third Party Claim, (b) any of the Defense Conditions fails to be satisfied, (c) the employment of such counsel has been specifically authorized by the Indemnitor, (d) there exists, in the Indemnitee’s discretion, a conflict between the interests of the Indemnitor and the Indemnitee or (e) a defense exists, in the Indemnitee’s discretion, for the Indemnitee which is not available to the Indemnitor. If the Defense Conditions are satisfied and the Indemnitor elects to undertake, conduct and control the defense of a Third Party Claim as provided herein, then: (i) the Indemnitor will not be liable for any settlement of such Third Party Claim effected without its consent, which consent will not be unreasonably withheld or delayed; (ii) the Indemnitor may settle such Third Party Claim without the consent of the Indemnitee only if (a) all monetary damages payable in respect of the Third Party Claim are paid by the Indemnitor, (b) the Indemnitee receives a full, complete and unconditional release in respect of the Third Party Claim without any admission or finding of obligation, Liability, fault or guilt (criminal or otherwise) with respect to the Third Party Claim, and (c) no injunctive, extraordinary, equitable or other relief of any kind is imposed on the Indemnitee or any of its Affiliates; and (iii) the Indemnitor may otherwise settle such Third Party Claim only with the written consent of the Indemnitee, which consent will not unreasonably be withheld or delayed. Notwithstanding anything above in this Section 7.3.2, the Investors shall be entitled to control any Third Party Claim with respect to which the Defense Conditions are not satisfied, including, for the avoidance of doubt any Third Party Claims brought by a Governmental Authority. If the Indemnitor fails to proceed with the good faith defense or settlement of any Third Party Claim after making an election to undertake, conduct and control the good faith defense of such claim, then, in either such event, the Indemnitee shall have the right to contest, settle or compromise such claim at its exclusive discretion, at the risk and expense of the Indemnitor.
7.3.3    Payments. Except as otherwise provided in Section 8, all amounts owed by the Indemnitor to the Indemnitee (if any), and not to be paid from the Indemnity Escrow Amount, shall be paid in full within two (2) Business Days upon the earlier to occur of (a) a final settlement or agreement as to the amount owed is agreed and executed (unless otherwise provided in such final settlement or agreement) or (b) a final, nonappealable judgment has been rendered requiring such indemnification payment. Such payments shall be paid by wire transfer of immediately available funds to the bank accounts designated in writing by such Indemnitee. If any indemnification payment is to be made from the Indemnity Escrow Amount, such payment will be made in accordance with the terms of the Escrow Agreement and the parties shall cause such payment(s) to be made in accordance therewith.
7.4.    Survival. All representations and warranties, and all covenants and agreements to be performed prior to or at the Closing shall survive the execution and delivery hereof and the Closing hereunder until the close of business on the fifteen (15) month anniversary of the date hereof (or if such date is not a Business Day, on the next Business Day after such date); provided, that (i) the Fundamental Representations other than those set forth in Section 5.11 (Tax Matters) shall survive until the date that is six (6) years following the Closing Date and those set forth in Section 5.11 (Tax Matters) shall survive until the date that is sixty (60) days after the expiration of the applicable statute of limitations, and (ii) the covenants of the Parties to be performed after the Closing Date shall survive indefinitely (subject to any specific time limitations specified in this Agreement). Any claims for Losses arising out of, or caused by or relating to the matters set forth in Section 7.1.3 shall survive until the date that is sixty (60) days after the expiration of the applicable statute of limitations. Any claims for Losses arising out of, or caused by or relating to Section 7.1.2, Section 7.1.4, Section 7.1.5, Section 7.1.6, Section 7.1.7 and Section 7.1.8 and any claims for Losses arising out of, or caused by or relating to Fraud shall each survive indefinitely. The Parties agree that the Parties intend the survival periods contractually agreed in this Section 7.4 to apply to claims as specified herein notwithstanding the three (3) year general statute of limitations applicable to a claim for breach of contract pursuant to Section 8106(a) of the Delaware Code (10 Del.C. § 8106(a)).

7.5.    Amount of Losses.
7.5.1    Subject to Section 7.5.4, (i) Seller shall not have any liability for Losses under Section 7.1.1 or Section 7.1.8 unless and until the aggregate amount of all such Losses exceeds $153,000 (the “Basket”), in which event Seller shall be required to pay the entire amount of such Losses from the first $1 of Losses, and (ii) the Investors shall not have any liability for Losses under Section 7.2.1, unless and until the aggregate amount of all such Losses exceeds the Basket, in which event the Investors shall be required to pay the entire amount of such Losses from the first $1 of Losses.
7.5.2    Subject to Section 7.5.4, (i) the maximum liability of Seller for Losses under Section 7.1.1 shall not exceed an amount equal to $2,040,000 (the “Cap”), (ii) the maximum liability of Seller for Losses under Section 7.1.8 shall not exceed an amount equal to $3,000,000 (the “Excluded Liability Cap”), (iii) the maximum liability of the Investors for Losses under Section 7.2.1 shall not exceed the Cap, and (iv) the maximum liability of Seller for Losses under Section 7.1.7 shall not exceed an amount equal to $18,000 plus reasonable attorneys’ fees associated with any required compliance effort.
7.5.3    Subject to Section 7.5.4, with respect to any Losses for which the Investor Group is entitled to be indemnified under Section 7.1.1 and Section 7.1.8, the Investor Group shall seek payment for such Losses as follows: (a) first, from the Indemnity Escrow Amount in accordance with the Escrow Agreement; and (b) second, to the extent that the Indemnity Escrow Amount is not sufficient to satisfy the payment of such Losses (whether because the Indemnity Escrow Amount has not yet been funded, has been fully exhausted, or otherwise), directly from Seller.
7.5.4    Notwithstanding anything set forth herein to the contrary, the limitations contained in Section 7.5.1, Section 7.5.2, and Section 7.5.3 shall not apply in the case of any Losses arising out of, based upon, caused by, relating or with respect to, or by reason of (i) any inaccuracy in or breach of the Fundamental Representations, or (ii) Fraud.
7.5.5    For the avoidance of doubt, the limitations contained in Section 7.5.1, Section 7.5.2, and Section 7.5.3 shall not apply in the case of any Losses with respect to which (i) the Investor Group is to be indemnified under Section 7.1.2, Section 7.1.3, Section 7.1.4, Section 7.1.5, Section 7.1.6, Section 7.1.7 (except it is agreed that the limitation set forth in Section 7.5.2(iii) shall be in effect with regard to Section 7.1.7), or (ii) the Seller Group is to be indemnified under Section 7.2.2.
7.5.6    Except in the case of Fraud, in no event shall the aggregate indemnification amounts paid by Seller under Section 7.1 or the aggregate indemnification amounts paid by the Investors under Section 7.2 exceed an amount equal $19,040,000.
7.5.7    Notwithstanding anything to the contrary in this Agreement, (i) no investigation by the Investors shall affect the representations and warranties of Seller under this Agreement or the representations and warranties of Seller or the Company contained in any other agreement, instrument, certificate or document delivered under the terms of this Agreement, (ii) such representations and warranties shall not be affected or deemed waived by reason of the fact that the Investors knew or should have known that any of the same is or might be inaccurate in any respect and (iii) such representations and warranties shall be deemed to be bargained for assurances. In determining whether an inaccuracy in or a breach of any representation, warranty, agreement or covenant has occurred and the amount of any Losses suffered by an Indemnitee related to any inaccuracy in or breach of any representation, warranty, agreement or covenant, all qualifications or exceptions in such representation, warranty, agreement or covenant relating to or referring to “materiality” or any similar term or phrase shall be disregarded; provided that (w) the word “material” in the second sentence of Section 5.7 (Financial Statements) shall not be disregarded, (x) the phrase “Material Adverse Effect” in Section 5.9.1 (Absence of Certain Changes) shall not be disregarded; (y) the word “Material” in the defined terms “Material Customer” and “Material Supplier” shall not be disregarded; and (z) the word “material” shall not be disregarded in any representation or warranty in Section 3.9 or Section 4.8 that calls for the completeness or accuracy of a list of documents or other items to be set forth in a disclosure Schedule which disclosures were based upon any such materiality qualifier.
7.5.8    Notwithstanding anything to the contrary set forth herein, no Party shall be liable for any punitive or exemplary damages or losses, relating to any breach of representation, warranty or covenant contained in this Agreement, except in each case, to the extent required to be paid to a third party pursuant to a final, non-appealable judgment or a reasonable settlement in connection with a Third Party Claim to which the other Party has consented.
7.6.    Exclusive Remedy. The Investors and Seller acknowledge and agree that, except for the remedies provided herein to address disputes or objections to the calculations and adjustments described herein or as otherwise specifically provided herein (including Sections 6.9 and 9.13 hereof), the indemnification and related provisions in this Section 7 shall be the exclusive remedy for monetary damages of the Investors and Seller with respect to this Agreement; provided, however, that, for clarity, no limitation set forth in this Agreement, including the limitations set forth in this Section 7, shall limit (i) any remedy that may be available to the Investors or Seller, directly or indirectly, against the other or against any other party pursuant to the Company A&R Operating Agreement, the Advisory Agreement and the Transition Services Agreement, (ii) any remedy that may be available to the Investors or Seller against any other Party on account of Fraud, or (iii) rights or remedies expressly provided for in this Agreement or any other agreement entered into in connection with this Agreement or rights or remedies that, as a matter of applicable Law or public policy, cannot be limited or waived. The provisions of this Section 7.6 together with the other provisions of this Section 7, were specifically bargained for among the Investors and Seller in arriving at the Purchase Price. In agreeing to the Purchase Price and in agreeing to provide the specific representations and warranties set forth in this Agreement and in any other agreement, instrument, certificate or document delivered under the terms of this Agreement, the Investors and Seller have specifically relied upon this Section 7.6 and the limitations on remedies provided in this Section 7. The obligations of Seller to indemnify the Investor Group pursuant to the terms of this Agreement are the primary obligations of Seller, subject to the limitations set forth herein. Seller hereby waives any right to seek or obtain indemnification or contribution from the Company for Losses arising from this Agreement. Notwithstanding anything herein, Investors shall be permitted, and nothing herein shall inhibit the Investors’ ability or right, to prosecute, on behalf of the Company, any indemnity claim permitted pursuant to the terms of the Original Contribution Agreement as amended by the Contribution Agreement Amendment.
7.7.    Insurance Coverage. In determining the amount of Losses in respect of a claim under this Section 7, there shall be deducted an amount equal to the amount of any third-party insurance proceeds actually received (net of direct collection expenses) by an Indemnitee making such claim with respect to such Losses less the cost of any increase in insurance premiums over the projected period of such increase as a result of making a claim for such Losses, provided, however that the foregoing shall not (i) require an Indemnitee to proceed or seek action or recovery from any such third-party as a requirement hereunder or as a condition to seeking or recovering indemnification from any Indemnitor hereunder, or (ii) be construed or interpreted as a guaranty of any level or amount of insurance recovery with respect to any Losses hereunder or as a requirement to maintain any insurance or to make any claim for insurance as a condition to any indemnification hereunder.
7.8.    No Contribution. Notwithstanding anything contained in any statute, organizational documents or agreement to the contrary, neither Seller nor the Company nor any of their respective Affiliates (including any director, officer, manager, employee, agent or other representative of any of the foregoing) shall have any right of contribution, subrogation, indemnification, advancement of expenses or other claim against the Company with respect to any claims by the Investors or any Investor Indemnified Party in respect of this Agreement, any other agreement, instrument, certificate, or document contemplated hereby or the transactions contemplated hereby and thereby.
7.9.    Tax Treatment of Indemnity Payments. The Parties agree to treat any indemnification payments made to the Investors pursuant to this Agreement as an adjustment to the final Purchase Price to the extent permitted by applicable Law.
7.10.    Distributions from Indemnity Escrow Amount.
7.10.1    In the event that (i) Seller shall not have objected to the amount claimed by the Investors or any other member of the Investor Group for indemnification with respect to any Loss in accordance with the procedures set forth in the Escrow Agreement or (ii) Seller has delivered notice of their disagreement as to the amount of any indemnification requested by the Investors or any other member of the Investor Group in accordance with the terms of this Agreement and the Escrow Agreement and either (a) Seller and the Investors shall have, subsequent to the giving of such notice, mutually agreed that Seller is obligated to indemnify the Investors or any other member of the Investor Group for a specified amount and the Investors and Seller shall have so jointly notified the Escrow Agent or (b) a final, nonappealable judgment shall have been rendered by the court having jurisdiction over the matters relating to such claim by the Investors or any other member of the Investor Group for indemnification from Seller, and the Escrow Agent shall have received in the case of clause (a) above, written instructions from Seller and the Investors or, in the case of clause (b) above, a copy of the final, nonappealable judgment of the court, Investors and Seller shall, or in the case of subclause (b), Investors may, instruct the Escrow Agent to deliver to Investors or any member of the Investor Group from the Indemnity Escrow Amount the amount determined to be owed to the Investors or any other member of the Investor Group as set forth in such written instructions or such final, nonappealable judgement, as applicable, in accordance with the Escrow Agreement.
7.10.2    As soon as practical following the fifteen (15) month anniversary of the Closing Date and in any event no later than the fifth (5th) Business Day after the Escrow Termination Date (as defined in the Escrow Agreement), the Investors and Seller shall provide a joint written instruction, the Escrow Agent to distribute to Seller, in accordance with the instructions provided by Seller, the remaining Indemnity Escrow Amount (if any) in excess of any portion of the Indemnity Escrow Amount that is necessary to satisfy the aggregate amount associated with any Indemnification Matter for which Seller has received notice pursuant to this Section 7 that has not, by such date, been finally resolved and paid in full in accordance with Section 7 (for clarity, inclusive of all unresolved, unsatisfied or disputed Indemnification Matters for which Seller has received notice pursuant to this Section 7) (each such claim, a “Continuing Claim”). Upon the resolution of each such Continuing Claim (following the application of Section 7.10.1 with respect to such Continuing Claim that has been resolved), the Investors and Seller shall provide a joint written instruction to the Escrow Agent to shall release and pay over to Seller the portion of the remaining Indemnity Escrow Amount (if any) in excess of the amount that would be required to satisfy all then remaining Continuing Claims in the manner alleged, if any.
7.11.    Set-off Rights. In addition to all other rights and remedies that the Investors may have under this Agreement, the Investors and the Investor Group shall have the right (but not the obligation) to set-off (or cause the Company to set-off) against (i) any principal and accrued interest under the Convertible Note or (ii) any distributions owed to Seller by the Company on account of Seller’s ownership of Class B Common Units or Class J Common Units (if the Convertible Note is converted on the terms set forth therein) on or after the date hereof, any sum for which any of the Investor Group is entitled to indemnification pursuant to this Section 7. If, on the date that payment of principal or interest under the Convertible Note or distributions are due to Seller, any of the Investor Group has made a claim against Seller for indemnification under this Section 7, then such Investor Group member shall have the option, in its sole discretion, to direct the Company, subject to the application of the limits set forth in this Section 7, to retain the amount in dispute until the date of resolution of such claim (such amount to be held without interest) and such retention and non-payment shall not constitute a breach, default or other violation of the terms of the Convertible Note or the Company A&R Operating Agreement, as applicable. If the amount in dispute is less than the amounts or distributions due to be paid to Seller on such date, the Company shall pay the balance of any such amount to Seller pursuant to the terms of the Convertible Note or the Company A&R Operating Agreement, as applicable. Upon the resolution of any such claim, the Company shall (x)(i) pay over to Seller the portion of the withheld amount in excess of the amount that would be required to satisfy the claim, if any, and (ii) pay over to the Investors the portion of the withheld amount required to satisfy the claim, and/or (y) amend the Convertible Note (provided that Seller hereby covenants to cooperate with the Company and to take all actions necessary to effect such amendment) to reduce the amount of principal and/or interest payable thereunder by the amount required to satisfy the claim.
8.    Tax Matters.
8.1.    Tax Apportionment. In the case of Taxes that are payable with respect to a Straddle Tax Period, the portion of any such Tax that is allocable to the portion of the Straddle Tax Period ending on the Closing Date will be (i) in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable period ended as of the close of business on the Closing Date; provided, however, that all exemptions, allowances, or deductions for the Straddle Tax Period which are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated in proportion to the number of days in each period; and (ii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Company, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period. Any Taxes that would be computed at the end of a Tax year, including Taxes computed pursuant to Subpart F of the Code, Global Intangible Low-Taxed Income and income from any pass-through entities shall be computed as if the applicable Tax year of such entity ended on the Closing Date and any Taxes owed by the Company for such period shall be treated as incurred in the portion of the Straddle Tax Period ending on the Closing Date.
8.2.    Transfer Taxes. Notwithstanding any other provision of this Agreement, all transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar

Taxes or fees imposed by any Taxing Authority in connection with the transactions contemplated by this Agreement, as well as the costs of preparing and filing any associated Tax Returns (“Transfer Taxes”) will be borne equally by Seller, on one hand, and the Investors, on the other hand. Seller will prepare and file all necessary Tax Returns and other documentation with respect to all such Taxes and, if required by applicable Law, the Investors will join in the execution of any such Tax Returns or other documentation.
8.3.    Cooperation on Tax Matters. The Investors and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any Tax Proceedings. Notwithstanding anything in Section 6.2 to the contrary, Seller and the Investors shall (i) retain all Books and Records with respect to Tax matters pertinent to the Business relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by the Investors or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) give the other Party reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if the other Party so requests, allow such Party to take possession of such books and records.
8.4.    Section 754 Election. Seller and Investors Tax Representative shall cause the Company to make an election under Section 754 of the Code for the tax year that includes Closing (the “754 Election”). For purposes of complying with the 754 Election reporting requirements set forth in Treasury Regulation Section 1.743-1(k): (i) Investors shall provide to the Company, within one hundred twenty (120) days following the Closing Date, written notice which describes: (a) the name, address and taxpayer ID number of Seller (which such taxpayer ID number shall be provided by Seller to the Investors within thirty (30) days following the Closing Date); (b) the name, address and taxpayer ID number of the Investors; and (c) the aggregate purchase price paid by Investors for the Preferred Units and the Common Units; and (ii) the Company shall attach a statement to its Tax Return for the 2022 tax year setting forth: (x) the name, address, and taxpayer ID number of the Investors; and (y) the computation of the adjustments to the Company’s assets pursuant to Code Sections 743(b) and 755 and the Treasury Regulations promulgated thereunder (the “754 Adjustments”) which shall be computed in accordance with 8.5. Any accounting Tax preparation or other administrative expenses incurred (or to be incurred) by the Company and/or the Investors in connection with the preparation of the 754 Adjustments, shall be an expense of the Company.
8.5.    Asset Allocation Statement. The 754 Adjustments shall be set forth in a Schedule (the “Asset Allocation Statement”) which shall be prepared by Investors Tax Representative in accordance with Section 1060 of the Code and the applicable Treasury Regulations thereunder and shall be delivered to Seller within ninety days (90) following the final determination of the Purchase Price pursuant to Section 2.3. Within thirty (30) days of Seller’s receipt of the Asset Allocation Statement, Seller shall provide in writing (such writing, the “Allocation Objection”) to Investors Tax Representative any proposed changes thereto, together with a written explanation setting forth in reasonable detail the basis of any proposed changes. If Seller does not provide Investors Tax Representative with an Allocation Objection or an Allocation Objection that contains Seller’s proposed allocation of the Purchase Price within such 30-day period, the Asset Allocation Statement shall become final and binding on the Parties. If Seller delivers an Allocation Objection to Investors Tax Representative in accordance with the foregoing within such 30-day period, Investors Tax Representative and Seller shall negotiate in good faith to resolve any dispute within twenty (20) days after Investors Tax Representatives’ receipt of the Allocation Objection. If Investors Tax Representative and Seller are unable to resolve the dispute within such 20-day period, the Accounting Arbitrator shall thereafter resolve the issues in dispute. The Accounting Arbitrator shall resolve such issues in accordance with Section 1060 of the Code and the applicable Treasury Regulations and the Asset Allocation Statement shall be modified accordingly. The Asset Allocation Statement (as finally determined pursuant to this Section 8.5) shall be binding upon the Parties for federal and applicable state, foreign and local Tax purposes. The Parties agree that they shall file and shall cause their Affiliates to file their Tax Returns consistent with the Asset Allocation Statement and no Party shall agree to any proposed adjustment to the Asset Allocation Statement by any Taxing Authority.
8.6.    Withholding. The Parties will be entitled to deduct and withhold from any amount payable pursuant to this Agreement (including payments of the Purchase Price) such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Tax Law. To the extent that amounts are so withheld and timely paid over to the appropriate Governmental Authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.
8.7.    Investors Tax Representative. The Investors hereby appoint the Investors Tax Representative, on behalf of the Investors, to perform the covenants to be performed by Investors Tax Representative on behalf of the Investors pursuant to this Section 8, and to give and receive all notices required or permitted by Investors Tax Representative pursuant to this Section 8. Seller shall be entitled to rely exclusively upon any communication given or other action taken or omitted to be taken by the Investors Tax Representative pursuant to this Section 8, all of which actions or omissions shall be legally binding upon Seller.
8.8.    Tax Returns. Notwithstanding anything in the operating agreement of the Company to the contrary, Seller shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company that relate to Pre-Closing Tax Period that are required to be filed after the Closing Date. Seller shall deliver to the Investors Tax Representative at least ten (10) days prior to the due date (taking into account any extension) for the filing of such Tax Returns that are income or other material Tax Returns a draft of such Tax Returns for the Investors Tax Representative’s review and comment. Seller shall consider in good faith any comment that Investors Tax Representative submits in writing to Seller no less than five (5) days prior to the due date of such Tax Returns.
8.9.    Tax Contests. Notwithstanding anything in the operating agreement of the Company to the contrary, Seller shall have sole control of the conduct of all inquiries, claims, assessments, audits, Proceedings or similar events with respect to Taxes of or with respect to the Company relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Contest”), including any settlement or compromise thereof, provided, however, that Seller shall keep the Investors Tax Representative reasonably informed of the progress of any Tax Contest and shall not effect any such settlement or compromise with respect to which Investors are liable without obtaining the Investors Tax Representative’s prior written consent thereto, which shall not be unreasonably withheld or delayed.
9.    Additional Terms and Provisions.
9.1.    Release of Claims.
9.1.1    In consideration of the terms of this Agreement, including Seller’s receipt of the Purchase Price, Seller, on behalf of Seller and Seller’s representatives, Affiliates, controlling persons, Subsidiaries, officers, directors, predecessors, successors and assigns (collectively, “Related Persons”), hereby unconditionally releases and forever discharges Company and each of its Related Persons (the “Released Parties”), from any and all actions,

Proceedings, Liabilities, Orders, Contracts, Indebtedness and Losses whatsoever, whether known or unknown, suspected or unsuspected, whether in law or in equity (collectively, “Claims”), which Seller or any of its Related Persons, may now have, has ever had, or may hereafter have against any of the Released Parties that arise out of or in any way relate any matter, event, cause or thing, act or failure to act, whatsoever occurring at any time at or prior to Closing, except that this release shall not apply to the enforcement of the terms of this Agreement and any other agreement, instrument, certificate, or document delivered by the Parties pursuant hereby.
9.1.2    Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Proceeding of any kind against any Released Party, based upon any matter purported to be released hereby. Further, Seller hereby warrants, represents and agrees that Seller has not heretofore assigned, subrogated or transferred, or purported to assign, subrogate or transfer, to any Person any Claim purported to be released hereby.
9.1.3    Seller understands the legal effect of this Section 9.1 and has had the opportunity to obtain all information necessary for its decision to enter into this Agreement and this Section 9.1. Seller is aware that Seller may hereafter discover Claims or facts in addition to or different from those Seller now knows or believes to be true with respect to the matters related herein. Nevertheless, it is Seller’s intention to fully, finally and forever settle and release all matters purported to be released hereby and all Claims relative thereto, which now exist or heretofore have existed. In furtherance of such intention, the releases given herein will remain in effect as full and complete releases of all such matters notwithstanding the discovery or existence of any additional or different Claims or facts related thereto. Seller hereby warrants and represents that, in executing this Agreement and the terms of this Section 9.1, Seller does so with full knowledge of any and all rights that Seller may have with respect to the matters set forth and the Claims released in this Section 9.1, and Seller has received legal advice with respect to the matters set forth and the Claims released in this Section 9.1 and with respect to the rights and asserted rights arising out of such matters. The Released Parties are intended beneficiaries of this Section 9.1 and therefore are entitled to enforce the provisions of Section 9.1 against Seller.
9.2.    No Third-Party Beneficiaries. Except as expressly set forth herein (including (i) the Investor Group, and the Released Parties, members of which shall be express third party beneficiaries hereof, and (ii) the Seller Group, members of which shall be express third party beneficiaries hereof), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be.
9.3.    Entire Agreement; Full Understanding. This Agreement and the other certificates, instruments, agreements and documents referenced herein (including the schedules and the exhibits) constitute the entire agreement among the Parties with respect to the transactions contemplated hereby and supersede any prior understandings or agreements by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof. Each of the Parties hereby acknowledges and confirms that each such Party has read and understands the entirety of this Agreement, including the representations and warranties, covenants and indemnification obligations contained herein. The Parties negotiated this Agreement at arm’s-length, jointly participated in drafting it, and received advice from independent legal counsel before they signed it. Accordingly, any court or other Governmental Authority or arbitrator construing or interpreting this Agreement will do so as if the Parties jointly drafted it and will not apply any presumption, rule of construction, or burden of proof favoring or disfavoring a Party because that party (or its representatives) drafted any part of this Agreement.

9.4.    Assignment. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties, and any assignment in contravention of the foregoing shall be null and void; provided, however, the Investors may assign this Agreement and their rights and obligations under this Agreement, in whole or in part, without consent, to any of their respective Subsidiaries or Affiliates or any Person that acquires all or substantially all of the equity or assets of such Investor or the Company. Further, the Investors and the Company may assign any of their respective rights, interests or obligations hereunder for collateral security purposes to any lender providing financing to the Investors or their Affiliates and any such lender may exercise all of the rights and remedies of the Investors and the Company hereunder, as applicable.
9.5.    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made by delivery in person, by an internationally recognized overnight courier service, email or registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.5):
If to Seller, to:

Luna Innovations Incorporated
301 1st Street, SW, Suite 200
    Roanoke, VA 24011
Attention: Scott A. Graeff
Email:

with copies (which shall not constitute notice) to:

Cooley LLP
1299 Pennsylvania Avenue, NW, Suite 700
Washington, DC 20004-2400
Attention: Aaron Binstock
Email: abinstock@cooley.com

If to Mereo Capital, to:

Mereo Capital Partners I, LP
c/o Mereo Capital Partners, LLC
100 Front St Suite 900
    Conshohocken, PA 19428
Attention: Leo Helmers, John O’Hare and Adam Bowie
Email: lhelmers@mereocap.com, johare@mereocap.com and abowie@mereocap.com with copies (which shall not constitute notice) to:

Blank Rome LLP
One Logan Square
130 North 18th Street
Philadelphia, PA 19103
Attention: Louis M. Rappaport, Molly Crane and
Rachel Packer
Email: louis.rappaport@blankrome.com, molly.crane@blankrome and
rachel.packer@blankrome.com
If to Point Lookout, to:

Point Lookout Capital Partners IV, LLC
c/o Point Lookout Capital Partners
    295 Madison Avenue, 12th Floor
    New York, New York 10017
Attention: Michael Monteleone
Email: mm@pointlookoutcapital.com

or to such other address or addresses as the Parties may from time to time designate in writing. Any notice which is delivered personally or by email (and no “bounce back” message is received) in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed on the date of delivery or transmission, respectively. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth Business Day after the day it is so placed in the mail (or on the first Business Day after placed in the mail if sent by overnight courier) or, if earlier, the time of actual receipt.
9.6.    Controlling Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.
9.7.    Jurisdiction, Process and Waiver of Jury Trial. ANY LEGAL ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE STATE OR FEDERAL COURTS LOCATED IN THE CITY OF WILMINGTON, STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY

ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
9.8.    Amendments and Waivers; Severability; No Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Investors and Seller. By an instrument in writing the Investors, on the one hand, or Seller, on the other hand, may waive compliance by the other with any term or provision hereof that such Party was or is obligated to comply with or perform. A Party’s waiver does not waive any other earlier, concurrent, or later breach or compliance. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between or among any of the Parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.
9.9.    Expenses. Except as otherwise provided in this Agreement, the Investors will bear their own fees, costs and expenses, and Seller will bear the Company’s and the Seller’s fees, costs and expenses (including legal, accounting and other professional fees) incurred in connection with the preparation, negotiation, execution and performance of this Agreement, the transactions contemplated herein, and including fees, costs and expenses (including legal, accounting and other professional fees) associated with the Reorganization, Recapitalization and the Management Purchase. Notwithstanding the foregoing, the Investors shall be reimbursed for fees, costs and expenses (including legal, accounting and other professional fees) incurred by the Investors, their respective Affiliates (including the Company) and representatives incident to this Agreement, the transactions contemplated herein and/or any other agreements related hereto (the “Investor Expenses”), with reimbursement for Investor Expenses incurred through the Closing Date being a use of funds at the Closing and constituting a Transaction Expense (thus as a deduct to the Closing Payment). Any such Investor Expenses incurred after the Closing shall be reimbursed by the Company, provided that Seller will be funding the Closing Fee (as defined in the Advisory Agreement) on a post-Closing basis in accordance with the Advisory Agreement. For the avoidance of doubt, Seller shall have no further reimbursement obligations with respect to Investor Expenses after the Closing, provided that nothing in this sentence is intended to derogate or otherwise impact Seller’s obligation with regard to the Closing Fee as provided in the Advisory Agreement.
9.10.    Construction. In construing this Agreement, including the exhibits and schedules hereto, the following principles shall be followed: (i) the terms “herein,” “hereof,” “hereby,” “hereunder” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed; (ii) except as otherwise set forth herein, references to Articles, Sections, schedules and exhibits refer to the Articles, Sections, schedules and exhibits of this Agreement, which are incorporated in and made a part of this Agreement; (iii) a reference to any Person shall include such Person’s predecessors; (iv) unless the context otherwise requires, all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP consistently applied; (v) no consideration shall be given to the headings of the Articles, Sections, schedules, exhibits, subdivisions, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction; (vi) the word “includes” and “including” and their syntactical variants mean “includes, but is not limited to” and “including, without limitation,” and corresponding syntactical variant expressions; (vii) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined, including in any Schedule or exhibit; (viii) the word “dollar” and the symbol “$” refer to the lawful currency of the United States of America; (ix) the plural shall be deemed to include the singular and vice versa; (x) unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa; (xi) references to the transactions contemplated by this Agreement and the documents contemplated hereby or pursuant hereto shall include all documents in connection with the Contribution, the Reorganization and the Recapitalization; and (xii) any document will be deemed “delivered”, “provided”, or “made available” by Seller to the Investors within the meaning of this Agreement if such document is accessible to the Investors in the electronic data room for Project Hoya hosted by Datasite (the “Data Room”) prior to 12:01 a.m. Eastern time at least one (1) Business Day prior to the date hereof or the date so specified (if other than the date hereof).
9.11.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, electronic mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
9.12.    Non-Recourse. Except with respect to the named parties to this Agreement, no past, present or future incorporator, organizer, manager, member, partner, stockholder, equity holder, director, officer, employee, representative, agent, Affiliate or attorney of any Party shall have any Liability for any obligations or liabilities of any Party under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereunder; provided, that the foregoing is not intended to limit the ability of the Company, the Investors and Seller to (i) enforce the terms of this Agreement or any other agreement, certificate, instrument and document contemplated hereby to which they are a party or (ii) bring a claim against any party for their acts or omissions on or following the date hereof. The provisions of this Section 9.12 are intended to be for the benefit of, and enforceable by, any incorporator, organizer, manager, member, partner, stockholder, equity holder, director, officer, employee, representative, agent, Affiliate or attorney of each Party, and each such Person shall be a third party beneficiary as described in this Section 9.12.
9.13.    Specific Performance. The Parties each acknowledge that the rights of each party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the non-breaching party may be without an adequate remedy at Law. The Parties agree, therefore, that in the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party in this Agreement, the non-breaching party or parties may, subject to the terms of this Agreement and in addition to any remedies at Law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief (without any requirement to post bond).
-Signature Page Follows-

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Agreement Date.
INVESTORS:
MEREO CAPITAL PARTNERS I, LP

By: Mero Capital Partners I GP LLC,
in its capacity as General Partner

Name: Leo Helmers
Title: Managing Partner

POINT LOOKOUT CAPITAL PARTNERS IV, LLC

By:    /s/ Michael A. Monteleone
Name: Michael A. Monteleone
Title: Managing Partner

    [Signature Page to Equity Purchase Agreement]

SELLER:
LUNA INNOVATIONS INCORPORATED

By:    /s/ Scott Graeff
Name: Scott Graeff
Title: Chief Executive Officer

Company:
LUNA LABS USA, LLC

By:    /s/ Scott Graeff
Name: Scott Graeff
Title: Manager

    [Signature Page to Equity Purchase Agreement]

Schedule 1
Defined Terms
“754 Adjustments” has the meaning set forth in Section 8.4.
“754 Election” has the meaning set forth in Section 8.4.
“Accounting Arbitrator” means an independent accounting firm of nationally recognized standing mutually agreed upon by the Investors and Seller; provided that (i) if the Investors and Seller are unable to agree on a such an accounting firm to act as Accounting Arbitrator, Seller and the Investors shall each select an independent accounting firm of nationally recognized standing and such firms together shall select an independent accounting firm of nationally recognized standing to act as the Accounting Arbitrator and (ii) if any Party does not select a an independent accounting firm of nationally recognized standing within ten (10) days of written demand therefor by the other Party, the firm selected by the other Party shall act as the Accounting Arbitrator.
“Adjustment Calculation” means an amount, which may be positive or negative, equal to (i) the Net Working Capital Calculation minus the Estimated Net Working Capital, minus (ii) the Closing Company Indebtedness minus the Estimated Company Indebtedness, minus (iii) the Closing Transaction Expenses minus the Estimated Transaction Expenses, plus (iv) the Closing Cash on Hand minus the Estimated Cash on Hand.
“Adjustment Calculation Disputed Items” has the meaning set forth in Section 2.3.3.
“Adjustment Escrow Amount” has the meaning set forth in Section 2.2.1(ii).
“Advisory Agreement” has the meaning set forth in Section 2.5.1(xvi).
“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.
“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code, or any similar group defined under a similar provision of Law.
“Agreement” has the meaning set forth in the Preamble.
“Agreement Date” has the meaning set forth in the Preamble.
“Allocation Objection” has the meaning set forth in Section 8.5.
“Asset Allocation Statement” has the meaning set forth in Section 8.5.
“Authorizations” shall mean, as to any Person, all licenses, permits, franchises, orders, accreditations, memberships, approvals, concessions, clearances, registrations, qualifications and authorizations issued or granted to such Person under applicable Law by any Governmental Authority or Person.
“Base Cash Purchase Price” means Seven Million Five Hundred Thousand Dollars ($7,500,000).
    Schedule 1

“Basket” has the meaning set forth in Section 7.5.1.
“Benefits Liabilities” means all obligations of the Company, payable or accrued through the Closing, to any employee (or former employee) of the Company or any Affiliate or Family of the foregoing, including (i) any accrued salary, accrued paid time off, accrued bonuses, accrued benefits under any Employee Benefit Plan or similar accruals, any severance, termination or separation pay, insurance, supplemental pension, deferred compensation, “stay” or retention or other incentive bonuses, change-in-control, success or similar bonuses (to the extent not included in Transaction Expenses), or other discretionary or compensatory amounts, and (ii) the amount of any outstanding or accrued Company contributions pursuant to any Employee Benefit Plan, including any profit sharing or similar arrangement.
“Books and Records” shall mean business records (in any form or medium).
“Business” has the meaning set forth in the Background.
“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the Laws of the State of Delaware or is a day on which banking institutions located in the State of Delaware are authorized or required by Law or other governmental action to close.
“Cap” has the meaning set forth in Section 7.5.2.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136, March 27, 2020, as amended, and any administrative or other guidance published with respect thereto by any Governmental Authority.
“Cash on Hand” means, with respect to the Company, any cash on hand, cash in bank or other accounts, readily marketable securities, and other cash-equivalent liquid assets of any nature as of the Effective Time (but giving effect to any pre-Closing distributions to Seller or Management Investor on the Closing Date), determined in accordance with GAAP. For avoidance of doubt, Cash on Hand shall (i) include checks, wires and drafts deposited for the account of the Company but not yet reflected as available proceeds in the Company’s accounts and (ii) exclude any Cash on Hand that is the subject of checks or payments written and uncleared, any restricted cash or client cash held by the Company and any deposits under Real Property Leases.
“Claims” has the meaning set forth in Section 9.1.1.
“Class A-1 Preferred Units” has the meaning set forth in the Background.
“Class A-2 Preferred Units” has the meaning set forth in the Background.
“Class B Common Units” has the meaning set forth in the Background.
“Class C Units” has the meaning set forth in the Background.
“Class J Common Units” has the meaning set forth in the Background.
“Class J Redemption” has the meaning set forth in the Background.
“Closing” has the meaning set forth in Section 2.4.
    Schedule 1

“Closing Date” has the meaning set forth in Section 2.4.
“Closing Company Indebtedness” has the meaning set forth in Section 2.3.2.
“Closing Cash on Hand” has the meaning set forth in Section 2.3.2.
“Closing Payment” means an amount equal to (i) the Base Cash Purchase Price, minus (ii) the sum of the Estimated Transaction Expenses, minus (iii) the sum of the Estimated Company Indebtedness, plus (iv) the sum of the Estimated Cash on Hand, all as further adjusted pursuant to Section 2.3.1 (with respect to adjustments associated with Estimated Net Working Capital).
“Closing Statement” has the meaning set forth in Section 2.3.2.
“Closing Transaction Expenses” has the meaning set forth in Section 2.3.2.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Units” has the meaning set forth in the Background.
“Company” has the meaning set forth in the Preamble.
“Company A&R Operating Agreement” has the meaning set forth in the Background.
“Company Employee Benefit Plan(s)” has the meaning set forth in Section 5.19.1.
“Company Indebtedness” means the aggregate amount of Indebtedness of the Company as of immediately prior to the Closing, regardless of when such Indebtedness is identified. For the avoidance of doubt, if an item of Indebtedness of the Company exists as of immediately prior to the Closing, but is not disclosed or otherwise identified until after the Closing, such item of Indebtedness constitutes Company Indebtedness for purposes herein, including without limitation, for purposes of Section 7.1.5 hereof.
“Company Intellectual Property” has the meaning set forth in Section 5.13.5.
“Company Source Code” has the meaning set forth in Section 5.13.2.
“Competitive Business” means any business or business activity that is competitive with or in competition with providing applied research services under research programs funded by the U.S. government in areas of advanced materials and health sciences; subsequent product development in those aforementioned areas; and the Company’s technology portfolio with the applications of corrosion sensing systems and equipment, multimodal corrosion analysis, gas separation, life-like bleeding control training, paints and coatings, concrete repair, hydration tracking, opioid withdrawal detection, biomarker assays, E. coli detection.
“Confidential Information” has the meaning set forth in Section 6.5.
“Consent” means any approval, consent, ratification, novation, waiver, exemption or other authorization.
“Contract” means, whether written or oral, any note, bond, mortgage, indenture, contract, including any Government Bid or Government Contract, agreement, permit, license, lease,
    Schedule 1

sublease, purchase order, sales order, call order, delivery order, task order, grant, cooperative arrangement, cooperative research and development agreement, other transactions authority agreement, arrangement or other commitment, obligation or understanding, express or implied, to which a Person is a party or by which a Person or its assets or properties are bound.
“Contribution Agreement Amendment” has the meaning set forth in the Background.
“COTS Software” shall mean commercially available non-custom software or hosted-service or software-as-a-service platforms, that are made available in executable form on standard, non-negotiated terms involving annual payments from the Company for less than $5,000 in the aggregate.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associate epidemic, pandemic or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guidelines or recommendations by any Government Authority in connection with or in response to COVID-19, including the CARES Act.
“Current Government Contracts” has the meaning set forth in Section 5.12.1.
“Defense Conditions” has the meaning set forth in Section 7.3.2.
“Deferred Purchase Price” means any amount owed to a Person for any property or services received by the Company or Seller (with respect to the Business) that has not been paid as of the Closing Date, provided that the foregoing shall be deemed to exclude any liability that would be properly characterized as a current liability under Net Working Capital.
“Disclosure Schedule” means the disclosure schedule delivered by Seller and the Company to the Investors concurrently with the execution and delivery of this Agreement.
“Earnout Payments” has the meaning set forth in the Preamble.
“Effective Time” means 12:01 a.m. eastern time on the Closing Date.
“Employee” means any individual employed directly by Seller primarily in connection with the Business, or by the Company, or through Seller’s or Company’s Professional Employer Organization (“PEO”).
“Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, or “qualified asset account” within the meaning of Section 419A of the Code, and any other plan, program, policy, agreement, contract or arrangement, whether formal or informal, whether or not set forth in writing, for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, equity options, equity purchases, equity awards, equity ownership, phantom equity, equity appreciation rights, equity compensation, medical/dental expense payment or reimbursement, disability income or protection, sick pay, paid-time off, group insurance, self-insurance, death benefits, employee welfare or fringe benefits of any nature, but does not include at-will employment or service agreements providing no requirement for a termination notice
    Schedule 1

period, severance or other post-termination benefits (other than notice periods, payments or benefits continuation coverage required by Law).
“Employment Agreements” has the meaning set forth in Section 2.5.1(iii).
“Environmental Laws” means any Law and any implementing regulations or written agency guidance or policy as well as common laws relating to the environment, protection of human health and safety relating to the environment, or workplace health and safety relating to the environment.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all rulings and regulations promulgated thereunder.
“ERISA Affiliate” means any Person or business part of the same controlled group with (or under common control with), an affiliated service group with, or another arrangement that includes, the Company or any ERISA Affiliate within the meaning of Code Section 414(b), (c), (m) or (o).
“Escrow Account” has the meaning set forth in Section 6.10.
“Escrow Agent” means Citibank, N.A.
“Escrow Agreement” has the meaning set forth in Section 2.2.1.
“Escrow Amounts” means the Adjustment Escrow Amount plus the Indemnity Escrow Amount.
“Estimated Cash on Hand” has the meaning set forth in Section 2.3.1.
“Estimated Closing Statement” has the meaning set forth in Section 2.3.1.
“Estimated Company Indebtedness” has the meaning set forth in Section 2.3.1.
“Estimated Net Working Capital” has the meaning set forth in Section 2.3.1.
“Estimated Transaction Expenses” has the meaning set forth in Section 2.3.1.
“Exclusive Marks” has the meaning set forth in Section 6.9.2.
“Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual.
“Final Adjustment Calculation” means an amount, which may be positive or negative, equal to (i) the Adjustment Calculation if the Investors do not receive an Objection Notice pursuant to and in accordance with Section 2.3.2 or (ii) otherwise, (a) the Final Net Working Capital Calculation minus the Estimated Net Working Capital, minus (b) the Final Company Indebtedness minus the Estimated Company Indebtedness, minus (c) the Final Transaction Expenses minus the Estimated Transaction Expenses, plus (d) Final Cash on Hand minus Estimated Cash on Hand.
“Final Cash on Hand” has the meaning set forth in Section 2.3.3.
    Schedule 1

“Final Closing Payment” means the Closing Payment, as increased or decreased, as applicable, by any payments made pursuant to Section 2.3.4.
“Final Company Indebtedness” has the meaning set forth in Section 2.3.3.
“Final Net Working Capital Calculation” has the meaning set forth in Section 2.3.3.
“Final Transaction Expenses” has the meaning set forth in Section 2.3.3.
“Financial Statements” has the meaning set forth in Section 5.7.
“Fraud” means shall mean fraud as defined by and construed under the Laws of the State of Delaware.
“Fundamental Representations” means those representations and warranties set forth in Section 3.1 (Organization of Investors), Section 3.2 (Authorization of Transaction), Section 3.5 (Broker Fees), Section 4.1 (Organization of Seller), Section 4.2 (Authorization), Section 4.3 (Ownership of Purchased Equity), Section 4.4 (Noncontravention), Section 4.6 (Broker Fees), Section 5.1 (excluding Section 5.1.2) (Organization and Authority), Section 5.2 (Authorization), Section 5.3 (Capitalization), Sections 5.4(i) and (ii) (Noncontravention), Section 5.5.2 (Title to and Sufficiency of Assets), Section 5.6 (Broker Fees), and Section 5.11 (Tax Matters).
“GAAP” means United States generally accepted accounting principles as in effect from time to time. From and after the Closing, any management judgment required for the interpretation or application of GAAP shall be made by the management of the Investors.
“Governing Documents” means (i) in the case of a Person that is a corporation, its articles or certificate of incorporation and its bylaws, regulations or similar governing instruments required by the Laws of its jurisdiction of formation or organization; (ii) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (iii) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; (iv) in the case of a Person that is a trust, its declaration of trust, trust agreement, certificates of ownership or similar governing instruments required by the Laws of its jurisdiction of formation; and (v) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company, trust or natural Person, its governing instruments as required or contemplated by the Laws of its jurisdiction of organization.
“Government Bid” means any proposal or offer, solicited or unsolicited, made by the Company with respect to the Business prior to the Closing Date which, if accepted, would result or would have resulted in a Government Contract.
“Government Contract” means any Contract between the Company, on the one hand, and (i) any Governmental Authority, including any administrative agreement or consent agreement with any Governmental Authority relating to compliance with such Government Contract, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor at any tier with respect to any Contract of a type described in clauses (i) or (ii) above, on the other hand.
“Governmental Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any federal,
    Schedule 1

state, local or foreign government or any subdivision, agency, instrumentality, authority (including any regulatory, administrative, and self-regulatory authority), department, commission, board or bureau thereof or any federal, state, local or foreign court, arbitrator or tribunal.
“Hazardous Materials” means any toxic or hazardous substance, material, or waste, and any other contaminant or pollutant, whether liquid, solid, semi solid, sludge and/or gaseous, including chemicals, compounds, by products, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, and any other material or substance subject of any Environmental Law.
“Indebtedness” means, with respect to any Person, all Liabilities, contingent or otherwise, as obligor or otherwise, for or with respect to (i) all obligations for borrowed money, including, without limitation, as arising from corporate credit cards, which obligations shall include the principal, accreted value, accrued and unpaid interest, unpaid fees or expenses and other monetary obligations or other interest-bearing indebtedness, whether current or funded, secured or unsecured, (ii) all obligations evidenced by a note, bond or debenture, (iii) all obligations for Deferred Purchase Price, (iv) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired, including any “earnout” or similar payments or any noncompete payments, (v) all obligations secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (vi) all obligations under leases which will have been or should be, in accordance with GAAP, recorded as capital leases or under vehicle leases (other than, for the avoidance of doubt, the Charlottesville Real Property Lease), (vii) all obligations in respect of bankers’ acceptances, letters of credit or similar credit transactions, (viii) all obligations secured by Liens on property acquired, whether or not such obligations were assumed at the time of acquisition of such property, (ix) any off balance sheet financial obligations in the nature of indebtedness, including synthetic leases and project financing, (x) the face value of any surety bonds, performance bonds or security deposits held for the benefit of third parties, (xi) breakage or similar costs for interest rate hedges, (xii) all obligations of the Company to Seller, manager, director, member, stockholder, officer or employee (or any former manager, director, member, stockholder, officer or employee) of the Company or to any Affiliate or Family of the foregoing, other than Benefits Liabilities, (xiv) all Benefits Liabilities, (xvi) the amount of any outstanding settlement or similar agreement or obligations, (xvii) to the extent incurred by the Company or otherwise sought from the Company, all unpaid fees, costs, charges, expenses and obligations that have been or are incurred by the Seller and its Affiliates (other than the Company) in contemplation of, in connection with or relating to the preparation for, and consummation of, the transactions contemplated by this Agreement and all other agreements, certificates, instruments and documents delivered under the terms of this Agreement and the transactions contemplated hereby and thereby, including (A) the preparation, negotiation and execution of this Agreement and all other agreements, certificates, instruments and documents delivered under the terms of this Agreement and the transactions contemplated hereby and thereby; (B) financial advisory and professional services provided by the Seller’s and its Affiliates’ (other than the Company) bankers, counsel (including, without limitation, Cooley LLP), brokers, consultants, accountants, advisors, agents and representatives; and (C) any Transaction Bonuses payable by Seller, (xviii) all obligations of a type referred to above which are directly or indirectly guaranteed by the Company or which the Company has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, and/or (xix) all other Liabilities that, in accordance with GAAP, should be classified on the balance sheet of the Company as indebtedness. For the avoidance of doubt, Indebtedness shall not include any Taxes nor any amounts included as liabilities in the calculation of the Final Net
    Schedule 1

Working Capital. For the avoidance of doubt, Indebtedness shall not include the line of credit from M&T Bank pursuant to the Loan and Security Documents.
“Indemnification Matter” has the meaning set forth in Section 7.3.
“Indemnification Notice” has the meaning set forth in Section 7.3.1.
“Indemnified Taxes” means, without duplication, any of the following Taxes (in each case to the extent not included in the Net Working Capital Calculation (as finally determined pursuant to Section 2.3): (i) any Tax in respect of the Company for any Pre-Closing Tax Period or portion of a Straddle Tax Period ending on or before the Closing Date (as determined under Section 8.1); (ii) any Tax that the Company is liable for as a result of being a member of (or leaving) an Affiliated Group on or before the Closing Date or any similar provisions of federal, state or local Law imposing successor or transferee liability for Taxes; (iii) the share of Transfer Taxes that are the responsibility of Seller pursuant to Section 8.2; and (iv) any Taxes of Seller; provided that Indemnified Taxes shall not include any Taxes incurred with respect to any transaction not contemplated by this Agreement or outside the ordinary course of business on the Closing Date after the Closing.
“Indemnitee” has the meaning set forth in Section 7.3.
“Indemnitor” has the meaning set forth in Section 7.3.
“Indemnity Escrow Amount” has the meaning set forth in Section 6.10.
“Independent Contractors” has the meaning set forth in Section 5.18.2.
“Information Privacy and Security Laws” means all Laws applicable to the Company’s Processing of Personal Information, or to the privacy or security of Personal Information, including security breach notification and all regulations promulgated thereunder.
“Information Technology” has the meaning set forth in Section 5.22.1.
“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (i) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing; (ii) internet domain names, social media handle or page name; (iii) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (iv) confidential information, ideas, formulas, designs, devices, technology, know-how, research and development, inventions, methods, data (including technical data), databases, processes, compositions and other trade secrets, whether or not patentable; (v) patents, inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending patent application, patent applications, provisional patent applications, industrial designs, industrial models, including all reissues, divisions, continuations, extensions and reexaminations, and all rights therein provided by multinational treaties or conventions; (vi) Software; and (vii) all rights to sue
    Schedule 1

and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing.
“Intellectual Property Licenses” has the meaning set forth in Section 5.13.4.
“Intellectual Property Registrations” has the meaning set forth in Section 5.13.1.
“Interim Period” has the meaning set forth in Section 6.4.
“Inventory” means all inventories of the Business wherever located, including inventory in transit, raw materials, works in process and finished goods.
“Investor(s)” has the meaning set forth in the Preamble.
“Investor Expenses” has the meaning set forth in Section 9.9.
“Investor Group” has the meaning set forth in Section 7.1.
“Investor Purchase” has the meaning set forth in the Background.
“Investor Promissory Note Amount” means Four Million One Hundred Twenty Eight Thousand Six Hundred Dollars ($4,128,600).
“Investors Tax Representative” means Mereo Capital.
“IRS” means the Internal Revenue Service.
“Knowledge of Seller,” “to Seller’s Knowledge” and similar phrases mean the knowledge of Scott Graeff, Gene Nestro, James Garrett and Bhaskar Banerjee after reasonable inquiry.
“Latest Balance Sheet” has the meaning set forth in Section 5.7.
“Law” means any statute, law (including common, statutory, civil, criminal, domestic and foreign law), ordinance, regulation, rule, code (including competition law or regulation, statutory instruments, guidance notes, circulars, directives, decisions, rules and regulations), Order, executive order, legislation, constitution, treaty, convention, judgment, decree, or other requirement or rule of law of any Governmental Authority.
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company.
“Liabilities” means any liability or obligation of any kind (including as related to Taxes), whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, determined or indeterminable, disputed or undisputed, liquidated or unliquidated, joint or several, secured or unsecured, vested or unvested, and whether due or to become due, regardless of when asserted, and whether or not the same is required to be accrued on financial statements.
“License” has the meaning set forth in Section 6.9.
“License Term” has the meaning set forth in Section 6.9.
    Schedule 1

“Liens” means and includes security interests, mortgages, liens (including all tax liens, warrants, and similar items), licenses, pledges, charges, easements, encroachments, reservations, restrictions, including contractual, claims, clouds, servitudes, rights of way, options, rights of first refusal or options, community or other marital property interests, equitable interests, trust or similar restriction, restrictions of any kind, including, any voting or other transfer restrictions, receipt of income or exercise of any other attribute of ownership restrictions, conditional sale or other title retention agreements, any agreement to provide any of the foregoing and all other encumbrances of any nature or any other statutory liens created under any applicable Law.
“Loan and Security Documents” means that certain Credit Agreement entered into between the Company and M&T Bank on the date hereof and the security documents and other agreements referenced therein.
“Losses” or “Loss” of a Person means any and all losses (including a diminution in value of assets or securities of the Company and lost profits), Liabilities, damages, claims, awards, judgments, Taxes, settlements, fines, penalties, assessments, costs and expenses suffered, sustained or incurred by such Person, whether or not foreseeable; provided, that Losses shall not include any exemplary or punitive damages other than amounts payable pursuant to a Third Party Claim.
“Luna Marks” has the meaning set forth in Section 6.9.
“Management Equity Purchase Agreement” has the meaning set forth in the Background.
“Management Rights Letters” has the meaning set forth in Section 2.5.1(xvii).
“Management Investors” has the meaning set forth in the Background.
“Management Promissory Notes” has the meaning set forth in the Background.
“Management Purchase” has the meaning set forth in the Background.
“Material Adverse Effect” means, with respect to any Person, any change, effect, event, circumstance, occurrence or state of facts that has had or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the Business (financial or otherwise), Liabilities, employee relations, customer or supplier relations, or assets, the Company’s assets or results of operations of such Person and its Subsidiaries, taken as a whole.
“Material Contracts” has the meaning set forth in Section 5.14.1.
“Material Customers” has the meaning set forth in Section 5.20.1.
“Material Suppliers” has the meaning set forth in Section 5.20.1.
“Mereo Capital” has the meaning set forth in the Preamble.
“Net Working Capital” means, the difference between (i) current assets of the Company as of the Effective Time (excluding Cash on Hand and restricted cash), and (ii) current liabilities of the Company as of the Effective Time (excluding Indebtedness and Transaction Expenses), in each case as calculated in accordance with GAAP and the illustrative calculation set forth on Exhibit C hereto.
    Schedule 1

“Net Working Capital Calculation” has the meaning set forth in Section 2.3.2.
“Novation Agreement(s)” means the agreement(s) between Seller, the Company, and the U.S. Government through which the U.S. Government consents to the transaction between Seller and the Company and recognizes the Company as the successor in interest to the Government Contracts, per 48 C.F.R. 42.1204 et seq.
“Objection Notice” has the meaning set forth in Section 2.3.2.
“Orders” means judgments, writs, decrees, compliance agreements, injunctions or judicial or administrative or arbitral orders, fines, citations or awards, including COVID-19 Measures, and legally binding determinations of any Governmental Authority, including any arbitrator.
“Original Contribution Agreement” has the meaning set forth in the Background.
“Overage Amount” has the meaning set forth in Section 2.3.4.
“Party(ies)” has the meaning set forth in the Preamble.
“PCI DSS” has the meaning set forth in Section 5.22.2.
“Person” means an individual, a partnership, a corporation, limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity, including a Governmental Authority.
“Permitted Liens” means (i) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not delinquent or are being contested in good faith by appropriate proceeding, (ii) Liens for Taxes that are not yet delinquent or that are being contested in good faith by appropriate proceedings, and for which appropriate reserves have been recorded on the Financial Statements, (iii) Liens granted to any lender at the Closing in connection with any financing by the Investors of the transactions contemplated hereby, (iv) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the Business or any violation of which would not materially interfere with the ordinary conduct of the Business, (v) Liens described on Schedule 1.1, and (vi) other Liens or imperfections of title that are not material in character, amount and extent and which do not detract from the value or interfere with the use of the properties they affect.
“Personal or Protected Information” means any information, in any form, that: (i) is about an identified or identifiable natural person and is collected, used, disclosed, processed, or retained by the Company; (ii) is governed, regulated or protected by one or more Information Privacy and Security Laws; (iii) is covered by PCI DSS; (iv) the Company received from or on behalf of a customer of the Company; or (v) is subject to a data security or confidentiality obligation.
“Point Lookout” has the meaning set forth in the Preamble.
“Pre-Closing Tax Periods” means any Tax period ending on or before the Closing Date, including the portion of any Straddle Tax Period that ends on the Closing Date.
    Schedule 1

“Preferred Units” has the meaning set forth in the Background.
“Privacy Requirements” has the meaning set forth in Section 5.22.2.
“Pro Rata Share” means the following percentages with respect to each Investor:
Mereo    Capital        80%
Point Lookout        20%
“Proceedings” means audits, examinations, actions, suits, claims, demands, charges, complaints, allegations, litigation, reviews, hearings and investigations and legal, administrative or arbitration proceedings (including trademark oppositions and cancellation actions).
“Publicly Available Software” means each of (i) any Software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software, or similar licensing and distribution models, and (ii) any Software that requires as a condition of use, modification, and/or distribution of such software that such Software or other Software incorporated into, derived from, or distributed with such Software (a) be disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works, or (c) be redistributed at no or minimal charge.
“Purchase Price” has the meaning set forth in Section 2.2.1.
“Purchased Equity” has the meaning set forth in the Background.
“Purchased Software” has the meaning set forth in Section 5.13.2.
“Real Property Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company holds the Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company thereunder.
“Recapitalization” has the meaning set forth in the Background.
“Recapitalization Date” has the meaning set forth in the Background.
“Related Persons” has the meaning set forth in Section 9.1.1.
“Released Parties” has the meaning set forth in Section 9.1.1.
“Reorganization” has the meaning set forth in the Background.
“Requested Information” has the meaning set forth in Section 2.3.3.
“Restricted Period” has the meaning set forth in Section 6.6.1.
“Securities Act” meant the Securities Act of 1933, as amended.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Seller” has the meaning set forth in the Preamble.
    Schedule 1

“Seller Earnout Agreement” has the meaning set forth in the Background.
“Seller Group” has the meaning set forth in 7.2.
“Software” means computer software programs and software systems, including all databases, algorithms, compilations, tool sets, templates, compilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form.
“Straddle Tax Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.
“Subsidiary(ies)” means any entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the equity securities (including securities exercisable for such equity securities) or has the power to vote or direct the voting of sufficient securities to elect a majority of the board of directors (or any equivalent governing body).
“Tangible Personal Property” means all furniture, fixtures, equipment, machinery, tools, vehicles, equipment, supplies and other tangible personal property owned by the Company.
“Target Net Working Capital” means Four Million Dollars ($4,000,000).
“Tax” or “Taxes” means any foreign, federal, state, provincial or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, escheat or unclaimed property, transfer, fuel, excise, payroll, withholding (including under Section 409A of the Code), unemployment compensation, social security, retirement, environmental or other tax of any nature, including any addition to tax, interest or penalty imposed with respect to any of the foregoing.
“Tax Returns” means all returns and reports (including Foreign Bank Account Reports), amended returns, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed or submitted to any Taxing Authority with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax.
“Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.
“Teaming Agreement” means any written agreement between the Company (or Seller relating to the Business) on the one hand and any other Person, on the other hand, that establishes a “contractor team arrangement” as defined in Federal Acquisition Regulation 9.601.
“Territory” means the United States of America.
“Third Party Claim” has the meaning set forth in Section 7.3.2.
“Transaction Bonuses” means any bonuses, success fees, severance payments, change of control payments, amounts earned, accrued, payable or otherwise existing as a Liability of the Company under any Employee Benefit Plan, and any other amounts payable and unpaid at
    Schedule 1

Closing to any Person by the Company or Seller in connection with the transactions contemplated by this Agreement (including the Company’s portion of any payroll Taxes associated therewith).
“Transaction Expenses” means all fees, costs, charges, expenses and obligations unpaid at Closing that are incurred by the Company (but for clarity not those incurred by Seller, which are classified as Indebtedness) in contemplation of, in connection with or relating to the preparation for, and consummation of, the transactions contemplated by this Agreement and all other agreements, certificates, instruments and documents delivered under the terms of this Agreement and the transactions contemplated hereby and thereby, including (i) the preparation, negotiation and execution of this Agreement and all other agreements, certificates, instruments and documents delivered under the terms of this Agreement and the transactions contemplated hereby and thereby; (ii) financial advisory and professional services provided by the Company’s bankers, counsel, brokers, consultants, accountants, advisors, agents and representatives; and (iii) any Transaction Bonuses payable by the Company. In addition, the Investor Expenses incurred through the Closing Date to be reimbursed to the Investors as a use of funds at the Closing, pursuant to Section 9.9 hereof, shall be deemed to be additional Transaction Expenses for purposes herein.
“Transition Services Agreement” has the meaning set forth in Section 2.5.1(xix).
“Treasury Regulations” means the income tax Treasury Regulations promulgated under the Code, as the same may be amended from time to time.
“WARN” means the Worker Adjustment, Retraining and Notification Act, 29 U.S.C. § 2101, et seq. and any similar state laws, rules or regulations.

    Schedule 1

Exhibit A
Company A&R Operating Agreement
See attached.

Exhibit B
Form of Investor Promissory Note
See attached.

Exhibit C
Illustrative Calculation of Net Working Capital
See attached.